UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.)

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Rockwell Collins, Inc
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400 Collins Road N.E. Cedar Rapids, Iowa 52498

December 13, 2017

Dear Shareowner:
You are cordially invited to attend our 2018 Annual Meeting of Shareowners.
The meeting will be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Thursday, February 1, 2018, at 11:00 a.m. (Central Standard Time). At the meeting we will present a current report of the activities of the Corporation followed by discussion and action on the matters described in the proxy statement. Shareowners will have an opportunity to comment on or inquire about the affairs of the Corporation that may be of interest to shareowners generally.
If you plan to attend the meeting, please indicate your desire in one of the ways described in the box on the last page of the proxy statement.
We hope that as many shareowners as can conveniently attend will do so.
Sincerely yours,

Robert K. Ortberg
Chairman, President and Chief Executive Officer

Notice of 2018 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL COLLINS, INC.:
Notice Is Hereby Given that the 2018 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Thursday, February 1, 2018, at 11:00 a.m. (Central Standard Time) for the following purposes:

(1)	to elect the three nominees named in the accompanying proxy statement as members of the Board of Directors with terms expiring at the Annual Meeting in 2021;

(2)	to approve, on an advisory basis, the Corporation’s executive compensation;

(3)
to consider and vote upon a proposal to approve the selection of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Corporation’s independent registered public accounting firm for fiscal year 2018; and

(4)	to transact such other business as may properly come before the meeting.
Only shareowners of record at the close of business on December 4, 2017 will be entitled to notice of, and to vote at, the meeting. We will begin distributing proxy materials to shareowners on or about
December 15, 2017.

By order of the Board of Directors.

Robert J. Perna
Secretary
December 13, 2017
Note: The Board of Directors solicits votes by mail or by use of our telephone or Internet voting procedures.

2017 Proxy Statement | 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareowners
Date and Time: February 1, 2018, 11:00 a.m. (Central Standard Time)
Place: Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, IA
Record Date: December 4, 2017
Meeting Agenda

•	CEO business update

•	Election of three director nominees

•	Advisory vote on executive compensation

•	Vote on the proposal to approve the selection of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm

•	Question and answer session

Proposals for Voting	Board Vote Recommendation	Page Reference (for more details)
Election of three directors	FOR	6
Advisory vote on executive compensation	FOR	57
Approve Deloitte as our independent registered public accounting firm	FOR	59

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NOMINEES

Board Nominees
The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors, unless otherwise determined in accordance with the majority voting policy described under the heading “Voting for Directors” on page 60.
During the fiscal year, each nominee attended at least 94% of the meetings of the Board and Committees on which the nominee served.

Name	Age	Director Since	Occupation	Experience/Qualifications	Independent	Committee Memberships
Anthony J. Carbone	76	2001	Lead Independent Director Retired Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company	Leadership, Management, International Business	Yes	Executive
Robert K. Ortberg	57	2013	Chairman of the Board, President and Chief Executive Officer of the Corporation	Leadership, Management	No	Executive (Chairman)
Cheryl L. Shavers	63	2002	Chairman and Chief Executive Officer, Global Smarts, Inc.	Leadership, Management, Operations Experience	Yes	Technology and Cybersecurity (Chairman), Board Nominating and Governance
Advisory Vote on Executive Compensation
We are asking shareowners to approve a non-binding advisory resolution, often referred to as “say on pay,” relating to our named executive officer compensation for fiscal year 2017. Last year, 96.8% of the votes cast, not including abstentions and broker non-votes, voted to approve our named executive officers’ compensation. The design of our 2017 executive compensation program continues to emphasize pay-for-performance.
Independent Registered Public Accounting Firm
We are asking shareowners to approve the selection of Deloitte as our independent registered public accounting firm for fiscal year 2018. Last year, 98.7% of the votes cast, not including abstentions and broker non-votes, voted to approve Deloitte.

2017 Proxy Statement | 3

2018 ANNUAL MEETING OF SHAREOWNERS
The 2018 Annual Meeting of Shareowners will be held on February 1, 2018, for the purposes set forth in the accompanying Notice of 2018 Annual Meeting of Shareowners.
This proxy statement and the accompanying proxy, which are first being sent to shareowners on or about
December 15, 2017, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareowner’s shares, those shares will be voted as specified. If no specification is made and your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, the shares will be voted in accordance with the recommendations of the Board of Directors. If your shares are not registered in your name (i.e., they are held in “street name” through a bank or broker) and no voting specification is made to your bank or broker, your bank or broker may be able to vote your shares depending on whether the item for consideration is a discretionary or non-discretionary item. Brokers and banks are not permitted to vote on non-discretionary items and are permitted to vote on discretionary items. With the exception of the proposal to approve Deloitte as our independent registered public accounting firm, all of the items for consideration are non-discretionary items which may not be voted by brokers or banks who have not received specific voting instructions (resulting in a broker non-vote).
The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise at the meeting by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures or by attending the meeting and voting in person.
VOTING SECURITIES
Only shareowners of record at the close of business on December 4, 2017, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On December 4, 2017, we had outstanding 163,722,317 shares of our common stock, par value $0.01 per share. Each holder of our common stock is entitled to one vote for each share held. We have no other class or series of shares currently outstanding other than our common stock.
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation provides that the Board of Directors shall generally consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. The three directors in Class II who are elected at the 2018 Annual Meeting will serve for a term expiring at our Annual Meeting in the year 2021. The three directors in Class III and the four directors in Class I are serving terms expiring at our Annual Meetings in 2019 and 2020, respectively.
In April 2017, in connection with our acquisition of B/E Aerospace, the Board expanded the full Board size to eleven members and appointed John T. Whates and Richard G. Hamermesh, both former members of the B/E Aerospace board, to our Board with terms expiring in 2018 and 2020, respectively.  In light of the expiration of Mr. Whates term at the Annual Meeting, the Board voted in November 2017 to reduce the size of the Board to ten members immediately following the expiration of Mr. Whates' term. The Board would like to express its appreciation to Mr. Whates for his service to the Board.
With respect to Mr. Carbone’s nomination at the Annual Meeting, the Board, upon the recommendation of the Board Nominating and Governance Committee, waived the guideline set forth in the Board Membership Criteria that a director be under the age of 74 as of the annual meeting for which the director will stand for election. In light of our pending acquisition by United Technologies Corporation, which is expected to close in the third quarter of 2018, it was determined that shareowner interests would be best served by allowing Mr. Carbone to stand for election given his experience with business combinations and his familiarity with the Company.

4 | 2017 Proxy Statement

GOVERNANCE

It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the three nominees specified in Class II - Nominees for Directors with Terms Expiring in 2021 (Anthony J. Carbone, Robert K. Ortberg, Cheryl L. Shavers), each of whom now serves as a director with a term extending to the 2018 Annual Meeting and until a successor is elected and qualified. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

2017 Proxy Statement | 5

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS
Shown below for each nominee for director and each continuing director as reported to us as of December 11, 2017, are the nominee’s or continuing director’s name, age and principal occupation; the position, if any, with us; the period of service as a director of our company; other public company directorships held within the past five years; the committees of the Board of Directors on which the nominee or continuing director serves; and experiences, qualifications, attributes or skills that qualify the nominee or continuing director to serve as a director. No nominee for director was selected pursuant to any arrangement or understanding other than pursuant to which such person is or was to be selected as a director or nominee.

CLASS II - NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2021

Experiences, qualifications, attributes and skills:
• Experience in management, leadership and manufacturing as an executive and Vice Chairman of The Dow Chemical Company
• Experience with a variety of domestic and international business matters

Anthony J. Carbone

Mr. Carbone is our Lead Independent Director and a member of the Executive Committee. He served as our Non-Executive Chairman from August 2014 to November 2015, he has served as our Lead Independent Director since November 2015 and he previously served as our Lead Independent Director from November 2012 until August 2014. Mr. Carbone served as Vice Chairman of the Board of Directors of The Dow Chemical Company (chemical, plastic and agricultural products) from February 2000 to October 2005 and Senior Consultant of Dow from November 2000 to October 2005. He served as Executive Vice President of Dow from November 1996 to November 2000. He is a former member of the American Chemical Society and former Board Member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has served on the Advisory Council of the Heritage Foundation.

Age: 76 Director since 2001 Independent
Lead Independent Director Retired Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company

6 | 2017 Proxy Statement

GOVERNANCE

Experiences, qualifications, attributes and skills:
• Leadership, management and aerospace and defense industry knowledge and experience as CEO and President of Rockwell Collins and through his previous Rockwell Collins positions
• Strategic and business acumen, engineering and program management experience and operational execution

Robert K. Ortberg

Mr. Ortberg is our Chairman of the Board and is the Chairman of the Executive Committee. He has been our Chief Executive Officer since August 2013 and has served as our President since September 2012. He served as our Executive Vice President, Chief Operating Officer, Government Systems from February 2010 to September 2012 and as our Executive Vice President, Chief Operating Officer, Commercial Systems from October 2006 to February 2010. He served as a director of Bucyrus International, Inc., from July 2008 to July 2011. He serves on the Board of Governors for the Aerospace Industries Association, is a member of The Business Council and serves on the Board of Directors of FIRST® (For Inspiration and Recognition of Science and Technology) and the Hawkeye Council of the Boy Scouts of America. He also serves on the University of Iowa Engineering Advisory Board and on the Board of Trustees of the United Way of East Central Iowa.

Age: 57 Director since 2013
Chairman of the Board, President and Chief Executive Officer of the Corporation

Experiences, qualifications, attributes and skills:
• Leadership and operations experience as CEO of Global Smarts, Inc.
• Experience with developing technology plans and the transition of advanced technology into business opportunities

Cheryl L. Shavers

Dr. Shavers is Chairman of the Technology and Cybersecurity Committee and a member of the Board Nominating and Governance Committee. Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (business advisory services) since February 2001. She served on the Advisory Board for E.W. Scripps Company, and as Under Secretary of Commerce for Technology for the United States Department of Commerce from November 1999 to February 2001 after having served as its Under Secretary Designate from April 1999 to November 1999. She served as Sector Manager, Microprocessor Products Group for Intel Corporation prior to April 1999. She served as Non-Executive Chairman of BitArts Ltd. from 2001 to December 2003 and served as a director of ATMI, Inc. from 2006 to 2014. She served on the Board of Directors of Mentor Graphics Corporation from June 2016 until it was purchased by Siemens AG in April 2017. She is currently on the Board of Knowles Corporation (supplier of micro-acoustic, audio processing and precision device solutions).

Age: 63 Director since 2002 Independent
Chairman and Chief Executive Officer, Global Smarts, Inc.

2017 Proxy Statement | 7

CLASS III - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2019

Experiences, qualifications, attributes and skills: • Management, leadership and business acumen as past Chairman and Chief Executive Officer of CDW Corporation • Aerospace and international experiences
John A. Edwardson

Mr. Edwardson is the Chairman of the Corporate Strategy and Finance Committee and is a member of the Compensation Committee and the Executive Committee. Mr. Edwardson was Chairman of the Board of Directors of CDW Corporation (provider of technology solutions) from 2001 to December 2012 and from 2001 to 2011 he also served as CDW’s Chief Executive Officer. Prior to joining CDW, he served as Chairman and Chief Executive Officer of Burns International Services Corporation (security company) from 1999 to 2000 and as a Director (1994-1998), President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation and United Airlines (passenger airline). Prior to UAL Corporation and United Airlines, he served as Executive Vice President and Chief Financial Officer of Ameritech Corporation (telecommunications). He is currently on the Board of Directors of FedEx Corporation, Chubb Corporation (formerly known as Ace Limited), The University of Chicago and is a member of the board of other professional and civic organizations.

Age: 68 Director since 2012 Independent
Former Chairman and Chief Executive Officer, CDW Corporation

Experiences, qualifications, attributes and skills: • Experience in management and leadership as Dean of business schools • Business acumen and corporate governance knowledge
Andrew J. Policano

Dr. Policano is the Chairman of the Board Nominating and Governance Committee and a member of the Audit Committee. Dr. Policano is on the faculty of The Paul Merage School of Business, University of California-Irvine and was the Dean of that business school from August 2004 through July 2013. Prior thereto, he served on the faculty and as Dean at the School of Business, University of Wisconsin-Madison. Dr. Policano is a director of Badger Meter, Inc., a Trustee of Payden & Rygel (Investment Manager) and a former director of Physicians Insurance Company of Wisconsin. He is a member of the board of other professional and civic organizations.

Age: 68 Director since 2006 Independent
Member of the faculty and former Dean, The Paul Merage School of Business, University of California-Irvine

8 | 2017 Proxy Statement

GOVERNANCE

Experiences, qualifications, attributes and skills:
• Management, leadership and aerospace industry experience as past President and Chief Executive Officer of Spirit AeroSystems Holdings, Inc.
• Operational, strategy and international experience

Jeffrey L. Turner

Mr. Turner is a member of the Compensation Committee, the Corporate Strategy and Finance Committee and the Technology and Cybersecurity Committee. Mr. Turner was a director of Spirit AeroSystems Holdings, Inc. (commercial aerospace assemblies and components) from November 2006 to April 2014, and served as its President and Chief Executive Officer from June 2005 to April 2013; he also served as President and Chief Executive Officer of Spirit AeroSystems, Inc. Mr. Turner joined The Boeing Company (aerospace and defense) in 1973, and was appointed as Vice President/General Manager of Boeing, Wichita Division in November 1995. Prior to his appointment as Vice President/General Manager of Boeing Wichita Division, Mr. Turner held various management positions in systems development, quality, production, services and finance in Boeing Computer Services, Boeing Military Airplane Company and Boeing Commercial Airplane Company. Mr. Turner currently serves on the Board of Directors of INTRUST Financial Corporation and is a partner in the privately held Turner Nichols Williams Group and several private companies.

Age: 66 Director since 2011 Independent
Former President and Chief Executive Officer, Spirit AeroSystems Holdings, Inc.

CLASS I - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2020

Experiences, qualifications, attributes and skills:
• Management and leadership experience as past Chair, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of McLeodUSA, as well as Executive Vice President and Chief Financial Officer of Gulfstream
• Financial and management oversight experience of portfolio investments at Forstmann Little and audit committee experience on various boards

Chris A. Davis

Ms. Davis is the Chairman of the Audit Committee and a member of the Executive Committee and the Corporate Strategy and Finance Committee. She served as a General Partner with Forstmann Little & Co. (private equity firm) from October 2005 to July 2012 after having served them as a Special Limited Partner since August 2001. She served as Chairman of McLeodUSA Incorporated (telecommunications) from August 2005 to January 2006, Chairman and Chief Executive Officer of McLeodUSA from April 2002 to August 2005 and Chief Operating and Financial Officer of McLeodUSA from August 2001 to April 2002. She served as Executive Vice President, Chief Financial Officer of ONI Systems (telecommunications) from May 2000 to August 2001. She served as Executive Vice President, Chief Financial and Administrative Officer and director of Gulfstream Aerospace Corporation (business aircraft) from July 1993 to April 2000. She is a former member of the Board of Directors of Cytec Industries, Inc., Aviall, Inc., IMG Worldwide, 24 Hour Fitness, ENK International and Wolverine Tube, Inc.

Age: 67 Director since 2002 Independent
Former General Partner, Forstmann Little & Co.

2017 Proxy Statement | 9

Experiences, qualifications, attributes and skills:
• Experience in leadership, operations and technology in the U.S. Defense Department from 36 years of experience in the U.S. Air Force and senior positions in the U.S. Military, including assignments as Commander of NORAD and U.S. Northern Command
• Knowledge of financial services and life insurance industries as Chairman and President of the Armed Forces Benefit Association

General (Retired) Ralph E. Eberhart

General Eberhart is the Chairman of the Compensation Committee and is a member of the Technology and Cybersecurity Committee. He has been President of the Armed Forces Benefit Association since 2005 and Chairman and President since February 2009. He served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. His active military career spanned 36 years. He is a member of the Board of Directors of VSE Corporation, Jacobs Engineering Group Inc. and Triumph Group, Inc., and he is a director of several private companies.

Age: 70 Director since 2007 Independent
Chairman and President, Armed Forces Benefit Association

Experiences, qualifications, attributes and skills: • Experience in management and leadership as Harvard Business School Professor • Business and entrepreneurial acumen
Richard G. Hamermesh

Dr. Hamermesh is a member of the Audit Committee. Mr. Hamermesh was a former Director of B/E Aerospace, Inc. from July 1987 to April 2017, and is a Director of KLX Inc. since December 2014. Dr. Hamermesh is a Senior Fellow at the Harvard Business School, where he was formerly the MBA Class of 1961 Professor of Management Practice from 2002 to 2015. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is a member of the Board of Directors of SmartCloud.

Age: 69 Director since 2017 Independent
Senior Fellow, Harvard Business School

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GOVERNANCE

Experiences, qualifications, attributes and skills:
• U.S. and international management and leadership experience as past Chairman and CEO of Cytec Industries
• Global business perspective, operational knowledge and financial experience

David Lilley

Mr. Lilley is a member of the Audit Committee, the Board Nominating and Governance Committee and the Corporate Strategy and Finance Committee. He served as Chairman of Cytec Industries (specialty chemicals and materials) from January 1999 to December 2008, Chief Executive Officer of Cytec Industries from May 1998 to December 2009, and Non-Executive Director of Cytec Industries from January 2009 through April 2009. He was President of Cytec Industries from January 1997 through June 2008. From 1994 until January 1997, he was a Vice President of American Home Products Corporation, responsible for its Global Medical Device business. Prior to that he was a Vice President and a member of the Executive Committee of American Cyanamid Company (medical and agricultural products). Mr. Lilley is also a director of Public Service Enterprise Group Inc. and Andeavor (formerly known as Tesoro Corporation) and a former director of Arch Chemicals, Inc.

Age: 70 Director since 2008 Independent
Retired Chairman and Chief Executive Officer, Cytec Industries Inc.

The Board of Directors recommends that you vote “FOR” the election as directors of the three Class II nominees named above, presented as item (1) on the accompanying proxy card.

2017 Proxy Statement | 11

BOARD OF DIRECTORS AND COMMITTEES
Our Board of Directors provides oversight and direction of our business. Our Board seeks to maintain high corporate governance standards.
We continue to enhance our corporate governance structure based upon a review of recommended best practices and in light of regulatory activity. Our corporate governance documents are available free of charge on our website at www.rockwellcollins.com under the Investor Relations tab and within the Corporate Governance link. We will provide, without charge, upon written request, copies of our corporate governance documents. These documents include our Restated Certificate of Incorporation, By-Laws, Guidelines on Corporate Governance, Committee Charters, Board Membership Criteria, Code of Ethics, Categorical Standards and Policy for Director Independence, and Related Person Transaction Policy.
Leadership Structure
Currently, we have a Chairman (who is also our CEO), a Lead Independent Director and experienced committee chairs. The Board currently believes that our most effective leadership structure is one with a combined Chairman and CEO. A combined structure promotes unified leadership, a cohesive vision and strategy and clear and direct communication to the Board.
The Board does not have a specific policy regarding the separation or combination of the roles of Chairman and CEO. It believes that it is in the Corporation’s best interests to maintain flexibility to have any individual serve as Chairman based on what is in the Corporation’s best interests at a given point in time, rather than mandating a particular leadership structure. The Board believes its programs for overseeing risk, as described below under “Board's Role in Risk Oversight,” and its corporate governance structure are effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure.
If the roles of Chairman and CEO are combined, our Guidelines on Corporate Governance provide that an independent director will serve as our Lead Independent Director. Mr. Carbone has served as our Lead Independent Director since November 2015, when Mr. Ortberg was appointed as our Chairman.
Mr. Carbone's powers and duties as Lead Independent Director include the following:

•	Chairing executive sessions of the independent directors

•	Serving as a liaison but not inhibiting direct communication between the Chairman/CEO and the independent directors

•	Briefing the Chairman/CEO on the results of executive sessions of the independent directors

•	Working with the Chairman/CEO to develop and agree to the Board agenda

•	Working with the Chairman/CEO to develop and agree to meeting schedules and the nature of the information that will be sent to the Board in advance of meetings

•	Having authority to call meetings of the independent directors

•	Being available for consultation and direct communication with major shareowners when appropriate

•	Working with the Chair of the Compensation Committee and the independent directors on the establishment of the annual goals and objectives for the Chairman/CEO

•	Working with the Chair of the Compensation Committee to communicate to the Chairman/CEO the results of the formal evaluation of the Chairman/CEO by the independent directors

•	Assisting with the recruitment of director candidates with the Chair of Nominating and Governance Committee and the Chairman/CEO

•	Leading the Board’s review of the succession plan for the Chief Executive Officer

•	Discussing key committee agenda items with relevant committee chairs as appropriate

•	Recommending, as appropriate, that the Board retain consultants who will report directly to the Board
To ensure effective independent leadership, our independent directors meet regularly in executive sessions without the presence of management. Our Lead Independent Director, or a director designated by the independent directors who has the relevant background to lead the discussion of a particular matter, chairs these sessions.

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GOVERNANCE

Succession Planning
The Board is responsible for CEO succession and also engages in the succession planning of other senior executives. Annually, the CEO provides a report and facilitates a discussion with the Board regarding potential successors. The Board has identified and documented the qualities and characteristics of an effective CEO and monitors the developments and progression of potential internal candidates against these qualifications. Additionally, the CEO and Board discuss succession plans for other senior executive roles. The Board has regular and direct exposure to senior leadership and high-potential leaders through meetings and social events throughout the year.
Board Independence
The Board of Directors has determined that no director other than Mr. Ortberg has a material relationship with us. Accordingly, ten of our eleven current directors are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) rules.
The standards relied upon by the Board in affirmatively determining whether a director is independent are primarily comprised of those objective standards set forth in the NYSE and SEC rules. In addition to these rules, the Board has adopted Categorical Standards and Policy for Director Independence, which is available in the Investor Relations section of our website at www.rockwellcollins.com, to assist the Board in making determinations regarding the independence of its members. There are no family relationships between any of our directors or any of our executive officers.
Board Meetings and Attendance
In fiscal year 2017, the Board of Directors held eighteen meetings and acted on four occasions by unanimous written consent in lieu of a meeting. All of our directors attended at least 94 percent of the meetings of the Board and the Committees on which they served. In addition, non-Committee directors routinely attend and participate in discussions at Committee meetings. Directors are expected to attend the Annual Meeting of Shareowners. Last year, all of our directors attended the Annual Meeting.
Board Committees
The Board has established six Committees whose principal functions are briefly described below. The specific functions and responsibilities of each Committee are outlined in more detail in its charter, which is available in the Investor Relations section of our website at www.rockwellcollins.com.
The membership of each Committee as of December 11, 2017 is listed below.

	Audit	Compensation	Board Nominating and Governance	Technology and Cybersecurity	Corporate Strategy and Finance	Executive
Anthony J. Carbone						●
Chris A. Davis	C				●	●
Ralph E. Eberhart		C		●
John A. Edwardson		●			C	●
Richard G. Hamermesh	●
David Lilley	●		●		●
Robert K. Ortberg						C
Andrew J. Policano	●		C
Cheryl L. Shavers			●	C
Jeffrey L. Turner		●		●	●
John T. Whates					●
C: Chairman

2017 Proxy Statement | 13

Audit Committee
The Audit Committee has four independent directors. The principal functions of the Audit Committee are to:	Committee Members: Chris A. Davis (C,I) Richard G. Hamermesh (I) David Lilley (I) Andrew J. Policano (I) Meetings in 2017: 9
• oversee our accounting and financial reporting processes;
• oversee the integrity and audits of our financial statements;
• oversee compliance with legal and regulatory requirements;
• oversee the qualifications and independence of independent auditors;
• oversee the performance of internal and independent auditors;
• appoint or replace our independent auditors, with that appointment being subject to shareowner approval;
• approve in advance the fees, scope and terms of all audit and non-audit engagements with our independent auditors;
• review and discuss policies with respect to risk management as well as internal controls over financial reporting;
• monitor compliance of our employees with our standards of business conduct and conflicts of interest policies;
• meet at least quarterly with our senior executive officers, the head of our internal audit department and our independent auditors; and
• review and approve at least annually our policies on the use of financial derivative contracts and related hedging strategies.

C: Chairman; I: Independent

Compensation Committee
The Compensation Committee has three independent directors. The principal functions of the Compensation Committee are to:	Committee Members: Ralph E. Eberhart (C,I) John A. Edwardson (I) Jeffrey L. Turner (I) Meetings in 2017: 8
• evaluate the performance of the CEO and other senior executives;
• determine compensation for the CEO and other senior executives;
• review and approve the design and competitiveness of compensation plans, executive benefits and perquisites;
• review and approve goals under the annual and long-term incentives plans;
• review and make recommendations to the Board regarding director compensation;
• oversee the Corporation’s annual and long-term incentives plans and deferred compensation plans;
• review and evaluate compensation arrangements to assess whether they could encourage unreasonable risk- taking;
• periodically review and make recommendations to the Board regarding the competitiveness of compensation;
• retain, compensate and terminate, in its sole discretion, an independent compensation consultant used to assist in the evaluation of director, CEO or senior executive compensation;
• review the Corporation’s Compensation Discussion and Analysis;
• oversee submissions to shareowners for approval relating to compensation; and
• consider the most recent advisory vote on executive compensation.

C: Chairman; I: Independent

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GOVERNANCE

Board Nominating and Governance Committee
The Board Nominating and Governance Committee has three independent directors. For more information regarding the Committee’s role in director nominations, see “Director Nominations” below. The principal functions of the Committee are to:
Committee Members: Andrew J. Policano (C,I) David Lilley (I) Cheryl L. Shavers (I) Meetings in 2017: 7
• seek, consider and recommend qualified candidates for election as directors and recommend nominees for election as directors at the Annual Meeting;
• periodically prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees (“Board Membership Criteria”);
• review and make recommendations on matters involving the general operation of the Board and our corporate governance;
• annually recommend nominees for each committee of the Board;
• annually facilitate the assessment of the Board’s performance as a whole and of the individual directors and reporting thereon to the Board; and
• retain and terminate any search firm to be used to identify director candidates.

C: Chairman; I: Independent

Technology and Cybersecurity Committee
The Technology and Cybersecurity Committee has three independent directors. The principal functions of the Technology and Cybersecurity Committee are to:	Committee Members: Cheryl L. Shavers (C,I) Ralph E. Eberhart (I) Jeffrey L. Turner (I) Meetings in 2017: 3
• review and provide guidance on important technology-related issues;
• review our technology competitiveness;
• review the strength and competitiveness of our engineering processes and disciplines;
• review our cybersecurity and other information technology risks, controls and procedures, including the threat landscape and our strategy to mitigate risks and potential breaches;
• periodically consult with the Board and the Audit Committee regarding information technology systems and processes, including, but not limited to, those relating to cybersecurity;
• review our technology planning processes to support our growth objectives; and
• review critical technologies development and replacement planning.

C: Chairman; I: Independent

2017 Proxy Statement | 15

Corporate Strategy and Finance Committee
The Corporate Strategy and Finance Committee has five independent directors. The principal functions of the Corporate Strategy and Finance Committee are to:	Committee Members: John A. Edwardson (C,I) Chris A. Davis (I) David Lilley (I) Jeffery L. Turner (I) John T. Whates (I) Meetings in 2017: 2
• provide input regarding our strategic direction, including the development of our strategic plan;
• act as advisors in assessing our strategies and the action plans designed to meet our strategic objectives;
• as requested, review and advise management on proposed acquisitions and divestitures, strategic investments and other transactions or financial matters;
• review our capital structure strategies including dividend policy, share repurchase plans, and debt and financing strategies; and
• review and advise management regarding our preliminary annual operating plan.

C: Chairman; I: Independent

Executive Committee
The Executive Committee has four directors. The principal function of the Executive Committee is to discharge certain responsibilities of the Board of Directors between meetings of the Board of Directors. The Committee may exercise all of the powers of the Board of Directors, except it has no power or authority to:
Committee Members: Robert K. Ortberg (C) Anthony J. Carbone (I) Chris A. Davis (I) John A. Edwardson (I) Meetings in 2017: 5
• adopt, amend or repeal any sections or articles of our By-Laws or Restated Certificate of Incorporation;
• elect or remove officers, or fill vacancies in the Board of Directors or in committees;
• fix compensation for officers, directors or committee members;
• amend or rescind prior resolutions of the Board;
• make recommendations to shareowners or approve transactions that require shareowner approval;
• issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock (other than pursuant to a specific delegation of authority from the Board related to a shelf registration statement); or
• take certain other actions specifically reserved for the Board.

C: Chairman; I: Independent

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GOVERNANCE

Director Nominations
The Board Nominating and Governance Committee is responsible for identifying individuals who meet the Board’s membership criteria and recommending to the Board the election of such individuals. The Committee identifies qualified candidates in many ways including using outside search firms and by receiving suggestions from directors, management and shareowners. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Board Nominating and Governance Committee, c/o the Secretary of the Corporation at our corporate headquarters in Cedar Rapids, Iowa, giving the candidate’s name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. In addition to recommending nominees to the Committee, shareowners may also propose nominees for consideration at shareowner meetings. These nominee proposals must be provided timely and otherwise meet the requirements set forth in our By-Laws. See “Shareowner Proposals for Annual Meeting in 2019” set forth later in this proxy statement.
The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees it identifies. Director candidates are reviewed by the Committee as authorized under the Committee’s Charter using various general guidelines set forth in the Board Membership Criteria, a copy of which is attached to the Board Nominating and Governance Committee Charter. Candidates are chosen with the primary goal of ensuring that the entire Board is balanced and collectively serves the interests of our shareowners. While the Committee does not have a formal policy with respect to diversity, the guidelines include taking into account such factors as diversity, background and experience, age and specialized expertise in the selection of candidates. In addition to the general guidelines, the Committee has identified the following specific guidelines for qualification for Board membership: each nominee for director should be an individual of the highest character and integrity, have solid leadership skills, have experience at strategy/policy setting, have good communication skills, have a reputation for working constructively with others, have sufficient time available to devote to the affairs of the Corporation, be free of any conflict of interests that would interfere with the proper performance of the responsibilities of a director and be under the age of 74 as of the meeting of shareowners at which he or she will stand for election.
Board’s Role In Risk Oversight
The Board oversees the management of risks inherent in the operation of the Corporation’s businesses and the implementation of its strategic plan. The Board reviews the risks associated with the Corporation’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Corporation. In addition, the Board addresses the primary risks associated with the business of the Corporation on an ongoing basis at regular meetings of the Board.
Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. Non-Committee directors routinely attend each of the Committee meetings to help facilitate the Board’s oversight role. The following paragraphs highlight risk matters overseen by two of the Board’s Committees.
The Audit Committee oversees the operation of our Enterprise Risk Management program, including a review of the status of matters involving the primary risks for the Corporation. The Vice President and General Auditor, who regularly provides reports to the Audit Committee, assists in identifying, evaluating and monitoring risk management controls to address identified risks. Key risk topics, such as data privacy, anti-bribery and government business systems compliance are periodically reviewed and discussed. The Audit Committee also oversees and monitors management’s internal controls over financial reporting and its preparation of the Corporation’s financial statements. The Committee oversees internal and external audits including the risk based approach used in the selection of audit matters. The Audit Committee provides reports to the Board that include these activities.
As part of its oversight of the Corporation’s executive compensation program, the Compensation Committee, with the assistance of its independent compensation consultant, annually conducts a risk assessment of the Corporation’s compensation policies and practices and reviews the internal controls and processes as they apply to compensation decisions and policies. The Compensation Committee provides reports to the Board that include its risk assessment

2017 Proxy Statement | 17

and compensation decisions. Based upon its risk assessment, the Committee has identified several mitigating factors that help reduce the likelihood of undue risk taking related to compensation arrangements, including, but not limited to, the use of multiple measures (operating margin, sales, return on sales, free cash flow and total shareowner return) in a balanced mix of annual and long-term incentives plans, use of multiple types of incentives, use of incentive payout caps in our annual and long-term incentives plans and executive stock ownership requirements that help to align incentives with long-term growth in equity values. Based on its review, the Compensation Committee has concluded that the Corporation’s compensation policies and procedures do not encourage unreasonable risk taking by management.
Communicating With Board Members
As discussed above, the Lead Independent Director generally presides at regular executive sessions of our independent directors. Any shareowner or other interested party may communicate directly with the Lead Independent Director by sending an email to leadindependentdirector@rockwellcollins.com or writing to: Lead Independent Director, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Communications by shareowners or other interested parties may also be sent to non-employee directors, as a group or individually, by sending an email to boardofdirectors@rockwellcollins.com or by writing to Board of Directors (or one or more directors by name), Attn: Corporate Secretary, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Upon receipt of any communication, the Corporate Secretary will determine the nature of the communication and, as appropriate, facilitate direct communication with the appropriate director.
Shareowner Engagement
We interact with our shareowners on a regular basis through a variety of ways. Shareowner engagements have included quarterly earnings calls and periodic investor conferences with time for questions and answers, numerous group and individual meetings with institutional investors, annual report and proxy statement distribution to all shareowners and various other interactions tailored to the circumstances. Members of the Board have been directly involved with shareowner engagement in appropriate circumstances.

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GOVERNANCE

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS
The Board’s Related Person Transaction Policy requires the review and approval or ratification by the Audit Committee of certain transactions or relationships involving Rockwell Collins and its directors, executive officers, certain shareowners and their affiliates. The Audit Committee is responsible for reviewing these transactions and takes into account the pertinent facts and circumstances presented, and any other information it deems appropriate, to determine what is in the best interests of the Corporation.
This written policy sets forth procedures for the review, approval or ratification and monitoring of transactions involving Rockwell Collins and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareowners owning five percent or greater of Rockwell Collins’ outstanding stock. The Related Person Transaction Policy defines “related person transactions” in accordance with applicable SEC rules as any transaction in which the Corporation was or is to be a participant and in which a related person has a material direct or indirect interest that exceeds $120,000. The policy requires these related person transactions to be reviewed and approved or ratified by the Audit Committee. In addition, this policy requires related persons to disclose to the Audit Committee the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction and the related person’s direct or indirect material interest in, or relationship to, the related person transaction.
The Corporation employed Steven Nieuwsma as its Vice President, Corporate Strategy until his retirement on January 31, 2017. He had been employed by the Corporation since 1979. Steven Nieuwsma is the brother of David Nieuwsma, who is an executive officer and our Senior Vice President, Information Management Services. Steven Nieuwsma’s fiscal year 2017 compensation payable through his February 25, 2017 retirement consisted of a salary of $116,969, an annual incentive bonus of $49,946 and a grant of 4,370 stock options and 846 performance shares. Steven Nieuwsma’s compensation was established in accordance with the Corporation’s employment and compensation practices applicable to employees with equivalent qualifications, experience, and responsibilities.

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EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareowners
The following table provides information about each shareowner known to us to own beneficially more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Shares	Percent of Class(1)
The Vanguard Group(2)(3) 100 Vanguard Blvd. Malvern, PA 19355	12,111,744	7.4%

(1)	Percent of class calculation is based on shares of common stock outstanding as of December 4, 2017.

(2)	Based on a Schedule 13G/A filed with the SEC by this shareowner reporting beneficial ownership of these shares as of December 31, 2016.
(3) The Vanguard Group has sole voting power with respect to 203,662 shares and sole dispositive power with respect to 11,885,480 shares.
Management and Director Equity Ownership
The following table shows the beneficial ownership, reported to us as of November 30, 2017, of our common stock, including shares as to which a right to acquire ownership within 60 days of that date exists within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each executive officer listed in the Summary Compensation Table on page 45 and of such persons and other executive officers as a group.
Beneficial ownership includes shares subject to stock options, restricted stock units and performance shares that can be acquired (including as a result of expected vesting and/or delivery, but excluding any future dividend equivalents payable on restricted stock units held by directors) within 60 days of November 30, 2017.

Name	Beneficial Ownership on November 30, 2017
	Shares(1)		Percent of Class(2)
Robert K. Ortberg	393,322	(3,4,5)	*
Anthony J. Carbone	69,377	(6,7)	*
Chris A. Davis	59,338	(6,7)	*
Ralph E. Eberhart	20,649	(7)	*
John A. Edwardson	15,312	(7)	*
Richard G. Hamermesh	9,587	(7)(8)	*
David Lilley	34,313	(7)	*
Andrew J. Policano	25,239	(7)	*
Cheryl L. Shavers	26,689	(6,7)	*
Jeffrey L. Turner	12,040	(7)	*
John T. Whates	4,483	(7)	*
Patrick E. Allen	323,062	(3,4,5)	*
Philip J. Jasper	147,549	(3,4,5)	*
Robert J. Perna	56,737	(3,4,5)	*
Kent L. Statler	193,634	(3,4,5)	*
All of the above and other executive officers as a group (25 persons)	1,783,247	(3,4,5,6,7)	1.1%
* Less than one percent
(1) Each person has sole voting and dispositive power with respect to the shares listed unless otherwise indicated.

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GOVERNANCE

(2) Percent of class calculation is based on shares of common stock outstanding as of November 30, 2017. The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3- (d)(1) under the Securities Exchange Act of 1934, as amended.
(3) Includes shares held under the Rockwell Collins Retirement Savings Plan as of November 30, 2017. Does not include, 4,061 share equivalents for Mr. Ortberg, 3,247 share equivalents for Mr. Allen, 1,992 share equivalents for Mr. Jasper, 268 share equivalents for Mr. Perna, 3,079 share equivalents for Mr. Statler and 24,305 share equivalents for the entire group, in each case, held under Rockwell Collins’ Non-Qualified Savings Plans as of November 30, 2017. Share equivalents under the Non-Qualified Savings Plans are settled in cash in connection with retirement or termination of employment and may not be voted or transferred. A stock price of $130.93 was used to determine the number of share equivalents under the Retirement Savings Plan and the Non-Qualified Savings Plans.
(4) Includes shares that may be acquired upon the exercise of outstanding stock options that are or will become vested and exercisable within 60 days as follows: 262,356 with a weighted average exercise price of $85.08 for Mr. Ortberg, 256,400 with a weighted average exercise price of $60.28 for Mr. Allen, 117,533 with a weighted average exercise price of $72.62 for Mr. Jasper, 47,599 with a weighted average exercise price of $82.81 for Mr. Perna, 133,666 with a weighted average exercise price of $72.00 for Mr. Statler and 1,064,824 with a weighted average exercise price of $72.85 for the entire group.
(5) Does not include unvested performance based shares held by such persons for which shares of Rockwell Collins common stock may be issued following the completion of any open three-year performance period, which shares are dependent on the level of achievement of Rockwell Collins performance goals and Rockwell Collins total shareowner return relative to certain peer companies.
(6) Includes 11,984 shares for Mr. Carbone, 6,413 shares for Ms. Davis, and 4,632 shares for Dr. Shavers granted as restricted stock as compensation for service as directors.
(7) Includes 44,302 shares for Mr. Carbone, 44,315 shares for Ms. Davis, 20,649 shares for General Eberhart, 15,312 shares for Mr. Edwardson, 2,047 shares for Dr. Hamermesh, 34,313 shares for Mr. Lilley, 25,329 shares for Dr. Policano, 22,057 shares for Dr. Shavers, 12,040 shares for Mr. Turner and 2,047 shares for Mr. Whates granted as restricted stock units as compensation for service as directors.
(8) Includes 620 shares held in a family trust and 44 shares held in a spousal trust.

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COMPENSATION OF DIRECTORS
2017 DIRECTOR COMPENSATION TABLE
The following table sets forth information regarding compensation for each of our non-employee directors for fiscal year 2017. Mr. Ortberg, who is the Chairman of the Board, our President and Chief Executive Officer, does not participate in the compensation program for non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Anthony J. Carbone	130,000	176,872	16,569	323,441
Chris A. Davis	125,000	176,704	8,465	310,169
Ralph E. Eberhart	120,000	146,471	—	266,471
John A. Edwardson	115,000	138,775	—	253,775
Richard G. Hamermesh	51,373	198,004	—	249,377
David Lilley	110,000	163,709	5,000	278,709
Andrew J. Policano	125,000	152,753	—	277,753
Cheryl L. Shavers	120,000	148,466	11,114	279,580
Jeffery L. Turner	100,000	134,600	—	234,600
John T. Whates	46,703	198,004	—	244,707
The following is an explanation of the above table:
Fees. All non-employee directors receive an annual retainer fee of $100,000 that they may elect to receive in cash or restricted stock units (RSUs) in lieu of cash. Mr. Carbone was also entitled to additional fees for his service as Lead Independent Director. Please see “Cash Compensation” below for a description of director fees that are paid in addition to the annual retainer. Generally, fees may be paid in cash or in RSUs in lieu of cash, at the election of each non-employee director. Messrs. Hamermesh and Whates joined the Board in April 2017 following the completion of our acquisition of B/E Aerospace. For fiscal 2017, deferrals of cash fees into RSUs were as follows: Mr. Carbone $100,000, Ms. Davis $125,000, General Eberhart $20,000, Mr. Edwardson $115,000, Mr. Lilley $110,000 and Mr. Turner $75,000.
Stock Awards. The dollar value for stock awards represents the aggregate grant date fair value of the RSUs determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) and does not reflect a reduction for possible forfeitures. Under our long-term incentives plan, non-employee directors receive an annual grant of RSUs determined by dividing a fixed amount by our closing stock price on the date of the Annual Meeting. For fiscal 2017, the fixed amount was $120,000. Dividend equivalents on RSUs accrue quarterly and are included in this column. For more information see “Stock-Based Compensation” below.
The outstanding equity awards held at the end of fiscal year 2017 by each non-employee director are shown in the following table.

Name	Restricted Stock	RSUs
Anthony J. Carbone	11,984	44,111
Chris A. Davis	6,413	44,076
Ralph E. Eberhart	—	20,610
John A. Edwardson	—	15,092
Richard G. Hamermesh	—	2,047
David Lilley	—	34,102
Andrew J. Policano	—	25,329
Cheryl L. Shavers	4,632	22,057
Jeffrey L. Turner	—	11,849
John T. Whates	—	2,047

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GOVERNANCE

All Other Compensation. The amounts shown in the 2017 Director Compensation Table under the column “All Other Compensation” represent dividends paid on restricted stock to Ms. Davis, Dr. Shavers and Mr. Carbone and matching gifts under our charitable matching gift program of $750 for Mr. Carbone, $5,000 for Mr. Lilley and $5,000 for Dr. Shavers.
Director Compensation Design
Our non-employee director compensation program is reviewed on a periodic basis by the Compensation Committee together with the Compensation Committee’s independent consultant. The Compensation Committee recommends compensation program changes to the Board of Directors. The components of the program are described below.
Cash Compensation
All non-employee directors receive an annual retainer of $100,000 as described above. Additional annual retainers are paid to the Lead Independent Director, to the chairs of certain board committees and to the members of the Audit Committee as shown in the table below. Each annual retainer is payable in advance in equal quarterly installments.

Lead Independent Director	$30,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Technology and Cybersecurity Committee Chair	$20,000
Board Nominating and Governance Committee Chair	$15,000
Corporate Strategy and Finance Committee Chair	$15,000
Audit Committee Member	$10,000
Non-employee directors are reimbursed for all reasonable expenses associated with attending Board and Committee meetings and otherwise relating to their director duties. Non-employee directors are also eligible to receive up to $5,000 in matching charitable gifts under our matching gift program.
Stock-Based Compensation
Our long-term incentives plan limits the stock-based compensation that can be granted to non-employee directors. The dollar value of equity awards that can be granted to our non-employee directors is limited to an aggregate value of $500,000 (determined as of the grant date) in any consecutive twelve-month period. Under our long-term incentives plan, each non-employee director is granted RSUs concurrently with the director’s initial election to our Board. The value of these RSUs is equal to $100,000 plus a prorated amount determined by multiplying $120,000 by a fraction, the numerator of which is the number of days remaining until the next Annual Meeting of Shareowners and the denominator of which is 365. Following each Annual Meeting, continuing non-employee directors are granted RSUs with a value of $120,000 as of the date of the meeting. RSUs, which do not have voting rights, entitle the directors to a contractual right to receive at a future date the number of shares of common stock specified. Pursuant to the terms of the directors’ RSUs, dividend equivalents in the form of additional RSUs accumulate on the date we otherwise pay dividends on our common stock.
Deferral Opportunities
Under our long-term incentives plan, each non-employee director has the option each year to determine whether to defer all or any part of his or her retainer fees by electing to receive RSUs valued at the closing price on the date the cash retainer payment would otherwise be paid. Upon termination of Board service, a director will receive unrestricted shares of our common stock as payment for all RSUs the director then holds. Beginning in calendar year 2017, directors can defer payment of their RSUs for periods extending beyond the termination of their Board service.
Director Stock Ownership Guidelines
Each non-employee director is required to own shares of our common stock with a market value of at least five times the annual retainer amount within six years of joining the Board. All of our non-employee directors meet the stock ownership guidelines. The following are counted for purposes of meeting these ownership guidelines: shares owned outright (including in trusts and those held by a spouse), shares of restricted stock and RSUs. The Compensation Committee’s independent consultant reviews the ownership guidelines on a periodic basis to ensure that they are aligned with compensation best practices.

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COMPENSATION DISCUSSION AND ANALYSIS

The following section reviews the elements and objectives of our compensation program and how they align with our performance and the decisions we made during 2017 for our Named Executive Officers (NEOs) listed in the Summary Compensation Table.

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COMPENSATION

Introduction
In the discussion that follows, we provide:

•	an explanation of our compensation philosophy and governance practices;

•	an overview and analysis of our executive compensation program;

•	a review of the compensation decisions made for our NEOs; and

•	the factors considered in making those decisions.
Included within the Compensation Discussion and Analysis you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2017 (October 1, 2016 to September 29, 2017) to our NEOs. Unless otherwise noted, references to years in this discussion are to our fiscal years.
Our NEOs for 2017 were:

Robert K. Ortberg	Chairman, President and Chief Executive Officer (CEO)
Patrick E. Allen	Senior Vice President, Chief Financial Officer (CFO)
Kent L. Statler	Executive Vice President, Chief Operating Officer, Commercial Systems
Philip J. Jasper	Executive Vice President, Chief Operating Officer, Government Systems
Robert J. Perna	Senior Vice President, General Counsel & Secretary
Executive Summary
The Compensation Committee (Committee) believes in pay-for-performance and approves programs that are aligned with corporate and shareowner goals. To attract and retain top talent, target compensation is set around the median of the competitive market with the opportunity to achieve greater compensation if superior performance is achieved. Payments under our annual incentive and long-term performance share plans are 100% performance-based and depend on the achievement of annual and long-term financial performance goals approved by the Committee.
2017 Annual Incentive Plan Results
Annual incentive plan payments for 2017 were dependent on our performance against the operating margin, sales and free cash flow goals established by the Committee. Annual incentive plan payments were paid at 122% of target for 2017. Details of our performance as calculated under the plan are as follows:

•	Sales of $5.41 billion, which was above the target of $5.37 billion, compared to total sales of $5.25 billion in 2016;

•	Operating margin of 21.25%, which was just below the target of 21.31%, compared to an operating margin of 21.19% in 2016; and

•	Free cash flow of $812 million, which was above the maximum of $805 million, compared to free cash flow of $524 million in 2016.
The payouts were adjusted to exclude the impact of our acquisition of B/E Aerospace. For more information on how payouts were calculated, please see pages 39-40.
2015-2017 Performance Share Results
Our performance during the 2015-2017 performance period resulted in:

•	Return on sales of 13.7%, which was above the target of 12.5%; and

•	Cumulative sales of $15.85 billion, which was below the target of $16.39 billion.
This resulted in a final payout of 105% of target. There was no adjustment for the total shareowner return (TSR) modifier given our performance relative to the peer group.
The payouts were adjusted to exclude the impact of our acquisition of B/E Aerospace. For more information on how payouts were calculated, please see pages 40-41.

2017 Proxy Statement | 25

Results of 2017 Shareowner Advisory Vote on Executive Compensation
Each year, in accordance with its charter, the Committee considers the outcome of the shareowner advisory vote on executive compensation when making future decisions relating to the compensation of the NEOs and our executive compensation program and policies. The Committee also considers other feedback from our shareowners. At our 2017 Annual Meeting, our executive compensation program was approved by 96.8% of the votes cast by shareowners (not counting abstentions and broker non-votes). The Committee believes this conveys our shareowners’ continued strong support of the philosophy, strategy and objectives of our executive compensation program. Nonetheless, the Committee continues to assess our executive compensation program and policies, based on our strategic needs and external market practices.
Executive Compensation - Governance Practices
What We Do

√	Believe in pay for performance. As shown on page 33 between 71% and 87% of the target annual compensation opportunity of our NEOs is tied to both company and individual performance.

√
Annually assess our executive compensation program to ensure that it remains well balanced and that it does not encourage unreasonable risk taking. For more information, see “Board’s Role in Risk Oversight” on pages 17-18

√
Have robust stock ownership guidelines to help align our executive officers’ interests with those of our other shareowners. The Committee monitors the stock held by our executive officers. For more information, see “Stock Ownership Guidelines” on page 42.

√
Have “double trigger” change of control agreements that require a change of control together with a qualifying termination of employment within a two-year period following the change of control before benefits can be payable. For more information, see “Employment, Severance and Change of Control Agreements” on pages 42-43.

√	Have a robust clawback policy and other compensation recovery policies to allow us to recover compensation as appropriate. For more information, see “Payment Recovery Provisions” on page 43.

√	Use an independent compensation consultant to advise the Committee and to keep it abreast of compensation best practices.
 What We Don’t Do

×	Allow hedging of our common stock by our officers and directors.

×	Allow pledging of our common stock by our officers and directors.

×	Reprice stock options.

×	Pay change of control excise tax gross-ups.

×	Provide excessive perquisites.

×	Provide single trigger benefits under our change of control agreements.

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Executive Compensation - Roles and Responsibilities
Compensation Committee
The Committee, which consists entirely of independent directors, has responsibility for the development and oversight of our executive compensation program. The Committee's duties and responsibilities are described under “Compensation Committee” on page 14.
Independent Compensation Consultant
The Committee selects and retains the services of a compensation consultant to provide professional advice on our executive compensation program and the non-employee director compensation program. The Committee assesses the consultant’s independence and whether there are any conflicts of interest annually. In determining that the consultant was independent, the Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934. The independent consultant, a managing director at Semler Brossy Consulting Group, LLC, is retained directly by the Committee and provides no other service to us other than those related to executive and director compensation. The independent consultant interacts directly with the Committee's chairman in preparation for meetings, provides advice in Committee meetings, assists with the design of compensation arrangements and provides an independent market assessment of peer companies and general industry compensation and practices. The independent consultant meets with new Committee members to orient them to the policies, plans and programs managed by the Committee. The independent consultant meets with management to collect information, to solicit management's input and to fully understand our plans, goals and actual performance. The consulting relationship is reviewed by the Committee annually to determine its satisfaction with the services and advice provided by the independent consultant.
Management
The CEO provides the Committee with his assessment of the performance of the Corporation, our business units and of other executive officers. He also discusses the operational and financial plans for future performance periods (annual and long-term) as they relate to compensation decisions. The CEO provides input on the design of compensation programs and policies and makes recommendations for compensation changes for the other NEOs. The CFO provides input on the metrics to use in our compensation programs and on the setting of performance goals. The Senior Vice President, Human Resources provides support, analysis and counsel with respect to the administration of the programs under the supervision of the Committee. Certain members of management, including the CEO and the Senior Vice President, Human Resources, regularly attend Committee meetings. The Committee has delegated authority to the CEO to approve compensation arrangements other than for our executive officers, with limitations that are established by the Committee. The Committee meets for a portion of its meetings in executive session, with its independent consultant and without the CEO or other members of management. The Committee's deliberations on CEO compensation are held during a non-management executive session of the Committee that typically includes all non-employee board members.

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Executive Compensation - Design
The design principles of our executive compensation program and how the actions we take are aligned with those principles are shown below:

Design Principles	Alignment to Key Compensation Elements
Aligned with Shareowner Interests
The interests of our executives should align with the interests of our shareowners.
Our short-term and long-term incentives plans use financial performance measures that correlate well with shareowner value. The value of our long-term incentives is tied to our stock’s performance on both an absolute and relative basis.

Supportive of Our Vision
Our compensation should support what we hope to achieve and how we work together to achieve our goals and meet customer and shareowner expectations.	Our plans are aligned with our growth objectives and encourage collaboration to meet our customer commitments.
Competitive
Our total compensation package should be competitive with the general industry peer group and at a level appropriate to attract, retain and motivate highly qualified executives capable of leading us to greater performance.

Our base salary and annual incentives provide a competitive annual total cash compensation opportunity and our equity incentives provide a competitive opportunity over the long-term. Both support our need to attract, retain and motivate executive talent.

Performance-Based
A significant portion of NEO compensation should be at risk and tied to corporate, business unit and individual performance.
A substantial portion of our executive pay is at risk and paid only on the achievement of specific pre-established performance goals. Annual incentive payouts are subject to adjustment based upon business unit and/or individual performance. Performance shares and stock options are performance-based and at risk.

Balanced
Our compensation plan design should promote an appropriate balance between annual and long-term business results.
Our compensation program is balanced because it provides both annual and long-term incentives dependent on business results. However, as illustrated on page 33, more emphasis is given to long-term incentives because they align an executive's performance with our long-term success.

Factors that we use to assess and set NEO compensation include:

•	Our operational and financial performance;

•	Results of the most recent shareowner advisory vote on executive compensation;

•	The executive’s individual record of performance;

•	Compensation history, including experience in the position;

•	Relative level of responsibility and the impact of his or her position on our performance;

•	The executive’s long-term leadership potential and associated retention risk;

•	Succession planning;

•	Stock ownership levels;

•	Annual share utilization and shareowner dilution levels resulting from the long-term incentive grants;

•	Independent compensation consultant analyses and input;

•	Trends and best practices in executive compensation;

•	Market data; and

•	Industry and macroeconomic conditions.

28 | 2017 Proxy Statement

COMPENSATION

The Committee believes in ensuring a clear alignment between pay and performance as evidenced by the strong correlation between TSR, financial performance and executive compensation. However, the Committee does not believe that factoring of the various items it considers in making its compensation-related decisions for each NEO should, or can, be reduced to a formula or done by reference to a specific benchmark against peer companies.
Final compensation determinations are made by the Committee after review and evaluation of these considerations and the other items discussed in this Compensation Discussion and Analysis.
What Our Compensation is Intended to Reward
A substantial amount of our executive compensation is variable and tied to the achievement of both annual and long-term incentives plan goals. To support our pay-for-performance philosophy, performance is evaluated and compensation rewarded and adjusted as follows:
Corporate Performance
Our annual incentive plan is designed to reward the achievement of annual financial goals that are important to our current and future success. These goals are included in our annual operating plan that is prepared by management and approved by the Board of Directors. Our long-term incentives plan is designed to reward the achievement of long-term financial goals and increased shareowner value. Under this plan, we grant executives three-year performance shares and stock options on an annual basis.
Business Unit Performance
The CEO reviews the performance of each business unit and shared service based on the achievement of goals included in our annual operating plan. Based on this overall assessment, the CEO has been delegated the discretion by the Committee to adjust the annual incentive plan awards upward or downward by up to five percent to reflect the business unit's or shared service's performance. In the case of a business unit adjustment impacting a NEO, the CEO will make a recommendation to the Committee for its approval. In 2017, the CEO did not make any business unit adjustments.
Individual Performance
Our performance management approach applies to the majority of our salaried employees, including the NEOs. Under this plan, an employee's performance is evaluated against the expectations of his or her position, whether he or she exhibits our values in the performance of his or her job and whether he or she met or exceeded his or her individual performance goals. Individual performance goals are established at the beginning of each fiscal year and are aligned with our annual operating plan and/or the Rockwell Collins Vision Roadmap. Performance under the plan is evaluated throughout the fiscal year. The CEO reviews the individual performance goals of the NEOs, evaluates their performance and recommends to the Committee any resulting performance adjustments to their salaries and annual incentive payments. The CEO's personal goals are reviewed and approved by the Committee each year. Following the end of the fiscal year, the Committee, with any input from the other directors, formally evaluates the CEO's performance, including personal goals, during its executive session and approves any salary adjustment and/or individual performance adjustment to the annual incentive payment.
Market Assessment
The Committee annually considers market data for total direct compensation (base salary plus annual incentive plan target and long-term incentive target) for the NEOs and other designated senior executives based on the independent consultant's review of market data. The Committee uses this market data and the analysis by the independent consultant to assess the competitiveness of the compensation paid to our NEOs as well as the mix between fixed (base salary) and variable (annual and long-term incentives) compensation.
The Committee generally establishes base salaries as well as annual and long-term incentive targets around the median of the general industry peer group, which is described below. An executive can be paid above or below that amount based on years in the position, prior experience, individual performance and corporate performance. Although the Committee reviews market data, there is no expectation or commitment to tie any particular executive's compensation to the general industry peer group market data.

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The general industry peer group market data provides reasonable consistency year-over-year due to the large number of participants in the survey. We use a general industry peer group instead of aerospace and defense (A&D) peers because of the wide range of company revenues, both much larger and smaller than ours, within the A&D industry. The general industry peer group provides a larger sample for comparison than an A&D specific peer group would provide and it also provides a much tighter range of company revenues. A wide variety of positions are reported in the general industry market data, allowing for more specific comparisons to our executive officers. We use this market data because our senior executives have skills that are in demand outside of the A&D industry. In September 2016, the independent consultant provided an analysis using compensation information from 93 companies with revenues ranging from $4 billion to $8 billion (our 2016 revenue was $5.26 billion) to obtain market data to support the compensation decisions made in November 2016. The Committee believes that these companies are good comparators and that this market data allows a robust analysis of executive pay. The companies in the compensation peer group, in addition to Rockwell Collins, are as follows:

Compensation Peer Group* * Companies from the Willis Towers Watson 2016 Compensation Data Bank with revenues of $4 billion to $8 billion
Agilent Technologies	Encana Services Company	McCain Foods USA
Altice USA	Experian Americas	NCR
Amadeus North America	Federal-Mogul	Newell Rubbermaid
AMSTED Industries	FIS	Newmont Mining
Andersons	Flowserve	Orbital ATK
Asbury Automotive Group	Frontier Communications	Oshkosh
Ashland	GAF Materials	Osram Sylvania
Ball	Gates	Owens Corning
Bemis	General Cable	Parmalat
Berry Plastics	Hallmark Cards	Polaris Industries
Big Lots	Hanesbrands	Potash
Boston Scientific	Harley-Davidson	PulteGroup
Brown-Forman	Harman International Industries	Quest Diagnostics
Brunswick	Hasbro	Quintiles
CA Technologies	HD Supply	Ralph Lauren
Casey's General Stores	Hershey	Regeneron Pharmaceuticals
Celanese	Hexion	Rockwell Automation
Celestica	Host Hotels & Resorts	Ryder System
CEVA Logistics	iHeartMedia	SAIC
CGI Technologies and Solutions	Ingredion	Schreiber Foods
CH2M HILL	International Game Technology	Sealed Air
Chemours Company	JetBlue Airways	Smith & Nephew
Cintas	KBR	Sonoco Products
Coca-Cola Enterprises	Kelly Services	Spirit AeroSystems
Cumberland Gulf Group	Kerry Group	St. Jude Medical
Cushman & Wakefield	Keurig Green Mountain	Terex
CVR Energy	Keystone Foods	Tiffany & Co.
Darden Restaurants	Kohler	United States Cellular
Domtar	Leidos	VWR International
Dot Foods	Masco	Weyerhaeuser
Eisai	Mattel	Zimmer Biomet

30 | 2017 Proxy Statement

COMPENSATION

Comprehensive Compensation Review
In the course of reviewing data from external sources and making decisions about CEO compensation or considering the CEO’s compensation recommendations for other NEOs, the Committee also reviews comprehensive compensation information for each NEO and other executive officers who may in the future become NEOs. This information is presented in the form of a tally sheet and includes detailed modeling of the current dollar value of all aspects of compensation, including base salary, annual and long-term incentives, perquisites, pension and savings plans, and health and welfare benefits. The Committee also reviews modeling projections on the potential future value of long-term incentive grants. The Committee reviews this information to ensure that the total compensation awarded to each NEO is reasonable and consistent with the compensation philosophy and objectives discussed above.
Elements of Our 2017 Compensation Program
Below is a graphical presentation of our total direct compensation program (base salary + target annual incentive + target long-term incentives):

Base Salary (fixed)	Short Term Cash Incentive (variable; 0-200% of target; target varies by position)	Long Term Incentives (variable)

	Growth, Profitability and Efficiency Measures • Sales • Operating Margin • Free Cash Flow	Performance Shares (50% of target LTI value) (variable; 0-200% of target; target varies by position)			Stock Options (50% of target LTI value)

	Business Unit and Individual Performance Adjustments	Growth: 3 Years Cumulative Sales Revenue (50% of total payout)	Profitability: Free Cash Flow (50% of total payout)	TSR: Peer Performance Modifier up to ± 20%

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In the table below, we discuss for each compensation element of target direct compensation (base salary plus annual incentive plan target and long-term incentive target) the key characteristics of the element, why we pay the element, and how we determine the amount payable. Each year the Committee approves the design and performance goals for both the annual and long-term incentives consistent with the Committee's compensation philosophy and objectives.

Compensation Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount
Fixed Compensation
Base Salary	Fixed compensation component payable in cash.	Required for attracting and retaining top executive talent.	Reflects job scope and responsibilities, individual performance and experience and market data.
Variable Compensation
Annual Incentive Compensation Plan (ICP)	Variable compensation component payable in cash based on performance against annually established goals and assessment of individual and business unit performance.	Aligns compensation with annual performance results. Encourages achievement of annual corporate financial goals.
Eligible participants are awarded a target bonus equal to a percentage of their salary for the year. The percentage is determined based on job scope, responsibilities and market data.
Business unit and individual payout adjustments provide focus on performance at the business unit and individual levels.

Stock Options (Long-Term Incentives Plan)	50% of the long-term incentive target value.	Aligns the interests of executives with shareowners and long-term company performance and serves to retain executive talent.	Target award values based on job scope, responsibilities and market data.
Performance Shares (Long-Term Incentives Plan)	50% of the long-term incentive target value. Payout of shares depends on our cumulative sales and free cash flow performance and our relative total shareowner return over a three-year period.	Aligns the interests of executives with shareowners and long-term company performance and serves to retain executive talent.	Target award values based on job scope, responsibilities and market data.

32 | 2017 Proxy Statement

COMPENSATION

Our Compensation Mix
Our compensation programs emphasize variable pay that aligns compensation with our pay-for-performance philosophy and shareowner value. The mix for our NEOs is heavily weighted toward variable, performance-based compensation. The CEO, in particular, has a greater percentage of his pay at risk than our other executives because his actions can have a greater influence on our performance. The allocation of target compensation for our NEOs for 2017 is as follows:

To determine the percentages shown above, we assume annual bonuses are earned at target and long-term compensation (stock options and performance shares) have a value equal to the target value at grant. Since these awards have both upside opportunity and downside risk, these percentages may not reflect the actual amounts realized.
Short-Term Compensation
Base Salary. Each of the NEOs is paid a base salary for performance of their job duties and responsibilities. Base salary targets are set around the median of the competitive data from our compensation peer group companies for each executive role; however, actual salaries can be below, at or above the median depending on performance and experience. Newly promoted executive officers are typically paid below the median of the competitive data with salary increases over time designed to move them to the median or above subject to meeting or exceeding their performance objectives.
Base salary is reviewed annually and consideration is given for base salary adjustments based on individual performance and available competitive data from our compensation peer group companies that is presented by the independent consultant. The salaries of the NEOs, excluding the CEO, are approved by the Committee after considering input from the CEO regarding base salary adjustments for the other NEOs and consulting with the independent consultant and the Board of Directors.
Annual Incentive Compensation Plan (ICP). Each of the NEOs is eligible to receive a cash bonus equal to a percentage of base salary for the year. The target percentage is determined based on job scope, responsibilities and market data. Target awards are set around the median of the competitive market data from our compensation peer group companies for each position. In assessing the competitive market data, generally the Committee will make changes to targets only if the competitive market data shows that increases have been sustained over a two-year period.

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The annual ICP is designed to provide competitive annual incentive payments if target goals are achieved, to provide above-target payments if these goals are exceeded and to provide below target payments or no payments if the goals are not achieved. Annual incentive payments can range from zero to 200% of the annual incentive target based on the performance achieved against the financial goals.
Each NEO’s annual incentive payout, other than the CEO’s, is subject to business unit, as well as individual, adjustments of up to plus or minus five percent in accordance with recommendations from the CEO to the Committee. The Committee may similarly adjust the CEO’s annual incentive payout.
Prior to the beginning of each year, the Committee, with input from other members of the Board of Directors, management and the independent consultant, determines the performance measures that are most important for the Corporation to achieve its goals. The Committee believes that each performance measure in the plan is a key driver of our financial performance and that this combination of measures reflects an accurate representation of our overall annual financial performance.
For 2017 our performance measures and the weights assigned to them were as follows:

Free cash flow is the amount reported as cash provided from continuing operations less property additions.
Percentage calculated by dividing total segment operating earnings by sales.
Free Cash Flow
20%
Operating Margin
40%
Sales
40%

The following table shows the annual incentive target as a percentage of base salary for each of the NEOs for 2017 and 2016.

34 | 2017 Proxy Statement

COMPENSATION

Long-Term Incentives
The purpose of our long-term incentive compensation plan is to align an executive's performance with our long-term success. Compensation from long-term incentives makes up a significant portion of our NEOs’ overall compensation with target awards based on job scope, responsibilities and market data from the compensation peer group companies. Actual value is tied to growing our stock price and, in the case of performance shares, contingent on the extent to which the underlying financial performance goals are achieved. Our long-term incentives plan provides the Committee with the flexibility to grant long-term incentive awards in a variety of forms. In 2017, the Committee continued its practice of granting stock options and three-year performance shares to our executives. Our long-term incentive award mix for our NEOs is shown on the following chart:

NEO Long-Term Target Value Incentive Mix
Performance Shares 50%
Stock Options 50%

Stock Options. The Committee believes that stock options are an important element in our executive compensation program as they reward the creation of shareowner value, further aligning the interests of our NEOs with those of our shareowners. The options have a ten-year term and vest in three equal amounts on the first, second and third anniversaries of the grant date. The number of stock options granted is determined by dividing the targeted dollar value of stock options by the fair value of one stock option (using a binomial lattice option pricing model) and rounding up to the nearest 100 shares. The exercise price of the stock options is equal to our closing share price on the date of grant.
Performance Shares. The Committee believes performance shares are an integral component of our executive compensation program. They support the achievement of long-term financial and business success, and our TSR modifier helps ensure that they reflect our shareowner return relative to our TSR modifier peer group helping to further drive shareowner value.
The number granted is determined by dividing the target dollar grant value by the closing price of our common stock on the date of grant. The performance shares paid at the end of the three-year performance period can range from zero to 200% of the target based upon the achievement of pre-established performance goals. As described below, there can be a further adjustment based upon our TSR performance. In 2017, the performance goals were cumulative sales and free cash flow. Previously, performance was measured using cumulative sales and free cash flow as a percentage of net income. To reflect the impact of new revenue recognition rules which are expected to be adopted in fiscal 2019, the Committee replaced free cash flow as a percentage of net income with free cash flow. This change was made to normalize the performance goals as the new revenue recognition rules are expected to impact net income.

2017 Proxy Statement | 35

The weighting of the performance measures for the 2017-2019 performance share grant are as follows:
TSR Modifier. The number of performance shares payable is subject to adjustment based upon our TSR performance relative to the TSR modifier group. TSR is defined as share price growth and dividend yield over the three-year period. This calculation assumes dividends are reinvested. The FY2017-2019 TSR modifier is depicted below.

FY2017-2019 TSR Modifier
Rockwell Collins Relative TSR Performance	Total Shareowner Return Modifier

≥ 80th Percentile	1.2
ô	ô

< 20th Percentile	0.8
Our TSR modifier peer group is reviewed annually by the Committee. In 2017, the Committee evaluated the peer group and expanded the criteria framework to recognize the growing importance of international sales and the Company’s changing commercial and defense mix. The Committee considers both U.S. publicly-traded companies and internationally-traded companies with an aerospace and defense products focus. Preference is given to companies with a similar business and operational perspective (i.e., product focus, mix of sales in U.S. and outside of U.S., customer mix, industrial orientation, analyst coverage). Companies may enter or exit our TSR modifier group given these criteria. Peer group changes for the 2017-2019 performance period are depicted in the table below:

2017-2019 TSR Modifier Peer Group Changes
Removed	Added
B/E Aerospace	Cobham plc
Harris Corporation	Embraer S.A.
Moog Inc.	Meggitt plc
Triumph Group Inc.

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COMPENSATION

Harris and Moog were removed from the TSR modifier group because they have a different product focus, limited concentration in the aerospace and defense industry, and low coverage by analysts that also cover the Company. B/E Aerospace was removed because we acquired it in 2017. Four companies were added upon the recommendation of the Committee's independent consultant because they have similar revenues, product focus, a similar mix of U.S. and international sales as the Corporation, and because of the similar industries in which they operate.
For the 2017-2019 performance period the following companies will be used to determine the TSR percentile rank and modifier:

Companies - For 2017-2019 TSR Purposes Only
Cobham plc	Embraer S.A.	Esterline Technologies Corporation
General Dynamics Corporation	Hexcel Corporation	L3 Technologies, Inc.
Lockheed Martin Corporation	Meggitt plc	Northrop Grumman Corporation
Raytheon Company	Spirit AeroSystems Holdings, Inc.	Textron Inc.
The Boeing Company	Triumph Group Inc.	Zodiac Aerospace SA
Equity Grant Practices. The Committee grants long-term incentives at its November meeting each year. This meeting typically follows the public release of annual earnings by about two weeks. The Committee on occasion will make grants at other regularly scheduled meetings when a new executive is named either as a result of an internal promotion or external hire. The Committee has delegated the authority to the CEO to make individual equity grants to positions below certain designated senior executive positions within certain parameters. These grants are approved by the CEO on the date of a regularly scheduled meeting of the Board of Directors. The Committee reviews the use of this delegation at its November meeting each year.
At its November 2016 meeting, the Committee granted stock options and three-year performance shares for the 2017-2019 performance period to our NEOs and certain other executives under our long-term incentives plan. The target awards in dollars for the NEOs were established after taking into account levels of responsibility, the past three years of competitive market data from the compensation peer group companies and the relative contribution of each position to the business (i.e., internal equity or consistency between positions). The targets for Mr. Ortberg, Mr. Allen and Mr. Perna were each increased to bring the targets within the competitive range of pay for their respective positions in our compensation peer group. The target dollar value of the long-term incentives granted to each of the NEOs for the 2017-2019 and 2016-2018 performance periods are shown below:

	FY2017 Long-term Incentives			FY2016 Long-term Incentives
	Target Value ($)			Target Value ($)
Named Executive Officer	Performance Shares	Stock Options	Total Value	Performance Shares	Stock Options	Total Value
Robert K. Ortberg	2,600,000	2,600,000	5,200,000	2,500,000	2,500,000	5,000,000
Patrick E. Allen	550,000	550,000	1,100,000	500,000	500,000	1,000,000
Kent L. Statler	550,000	550,000	1,100,000	550,000	550,000	1,100,000
Philip J. Jasper	500,000	500,000	1,000,000	500,000	500,000	1,000,000
Robert J. Perna	337,500	337,500	675,000	312,500	312,500	625,000
The total number of shares awarded for fiscal 2017 in November 2016 to all executives for stock options and performance shares at target payout represented in the aggregate approximately 0.6% of the total shares outstanding as of the date of grant. The Committee will review the level of achievement against the pre-established financial goals at its November 2019 meeting and determine the payment, if any, earned by participants for the 2017-2019 performance period.
In establishing goals for the 2017-2019 performance period, the Committee’s focus was to balance the need to pay for performance, retain executive talent and establish realistic goals that reflect the challenging economic environment in which we are operating. To accomplish this, several factors were considered by the Committee, including:

2017 Proxy Statement | 37

•	our five-year strategic plan;

•	analysts’ expectations of our performance and of the members of the TSR modifier group;

•	goals and performance achieved in the prior performance period; and

•	our annual operating plan for 2017.
The Committee determined that cumulative sales should continue to be used as a performance measure due to the substantial importance of growing sales. Previously, performance was also measured using free cash flow as a percentage of net income. Due to the planned adoption of new revenue recognition rules, the Committee determined that free cash flow as a percent of net income would be replaced by free cash flow. This change was made to normalize the performance goals as the new revenue recognition rules are expected to impact net income. The free cash flow goals were set to neutralize the cash tax impact of new revenue recognition rules and the results will also be neutralized for the cash tax impact. This financial metric measures our ability to generate cash and is strongly tied to creating shareowner value. Together, cumulative sales and free cash flow provide strong and balanced goals designed to help drive our long-term financial performance.
The cumulative sales target goal was derived by gathering analysts’ expectations of revenue for each of our TSR peer group companies for each of the next three years and then calculating each company’s average annual growth rate. We then calculated the 50th percentile annual growth rate for all peers and applied that amount to our FY2016 actual sales and rounded to the nearest million. The Committee believes this will incent participants to grow company sales at a faster rate than our peers.
The free cash flow target goal was calculated by preparing a pre-tax free cash flow estimate for FY2017-2019. Next, the prior five-year average of pre-tax free cash flow as a percent of free cash flow was calculated under the current revenue recognition rules. Finally, to determine the free cash flow dollar target goal, we divided the pre-tax free cash flow estimate for FY2017-2019 by the prior five-year average of pre-tax free cash flow as a percent of free cash flow that was calculated under the current revenue recognition rules.
Shortly after we acquired B/E Aerospace, the Committee adjusted the goals to take into account the impact of the acquisition for participants who are not subject to Section 162(m) of the Internal Revenue Code. The cumulative sales goal was increased due to the additional sales expected from B/E Aerospace and the free cash flow goal was increased to account for anticipated additional free cash flow expected to be generated as a result of the acquisition.
In order to permit the performance shares to be deductible under Section 162(m) of the Internal Revenue Code, the Committee did not adjust the performance goals for our NEOs after we acquired B/E Aerospace because Section 162(m) requires that performance goals for individuals subject to Section 162(m) must be set within 90 days of the start of a performance period. Instead, in order to prevent a windfall and to preserve the tax benefit, the Committee exercised its discretion to reduce the payouts to the NEOs to ensure that they will receive the same payout that our other executives who are not subject to Section 162(m) will receive.
The non-adjusted financial goals for NEOs for the 2017-2019 performance share awards at the maximum, target and minimum performance levels are as follows:

Performance Level	Cumulative Sales		Free Cash Flow		Total Payout %
	Goal ($B)	Payout	Goal ($B)	Payout
Maximum	19.330	100%	2.631	100%	200%
Target	16.808	50%	2.288	50%	100%
Minimum	14.287	0%	1.945	0%	0%
Consistent with performance share grants in prior years, the 2017-2019 performance shares are subject to a performance modifier based upon our TSR relative to the TSR modifier group companies. Any dividends paid are treated as reinvested for purposes of determining TSR. For the 2017-2019 performance period, the modifier is calculated using a continuous method to determine the company’s percentile rank against peers and then interpolating to determine the amount of the modifier. The range adjustment for the TSR modifier is 0.8 (80%) to 1.2 (120%).

38 | 2017 Proxy Statement

COMPENSATION

Pending Acquisition by United Technologies
The completion of the merger contemplated under the Agreement and Plan of Merger that we entered into with United Technologies Corporation on September 4, 2017 will impact the compensation that we awarded to our NEOs in fiscal 2017 and prior years. In particular, upon the completion of the merger:

•
The stock options granted in November 2016 and in prior years, whether vested or unvested, will be canceled in exchange for the right to receive the merger consideration for each net option share subject to the stock option. The number of net option shares is calculated by subtracting from the total shares subject to the stock option a number of shares with a value equal to the exercise price of the stock option.

•
The performance shares granted in November 2016 and any other unvested performance shares granted prior to September 4, 2017 will be canceled in exchange for the right to receive the merger consideration for each share subject to the performance share assuming target performance.

For more information, please see the Interests of Certain Persons section in the Schedule 14A we filed with the SEC on December 11, 2017.
Compensation Earned
Base Salary Adjustments for 2017
The Committee approved a 2.0% base salary increase for Mr. Ortberg to bring his 2017 salary within the competitive range of pay for CEOs in the compensation peer group. Mr. Ortberg recommended, and the Committee approved, annual base salary adjustments for the other NEOs ranging from 2.0% to 6.1%, taking into account market position and performance. Mr. Perna received an increase of 6.1% based on his performance during the year and to bring his salary within the competitive range of pay for comparable executives in the compensation peer group. The previous salary for Mr. Perna was at the low range of pay for comparable executives in the compensation peer group reflecting his limited tenure in the role. The Committee delayed the 2017 merit increases for the NEOs and generally for all employees worldwide until August 2017 in order to address the uncertain business jet environment and other market challenges.
2017 Annual Incentive Performance Results
Financial performance for 2017 resulted in a payout of 122% of the target annual incentive award. Calculation of the annual incentive payout was based on the following formula:

Annual Base Salary	x	Target Annual Incentive %	x	Company Performance %	=	Final Award
In 2017 the sales goal and operating margin target goal were set at the midpoint of our initial 2017 financial guidance. In an effort to balance affordability, yet provide an achievable goal, the free cash flow target goal was set at the top end of the 2017 financial guidance. The financial goals were established prior to our acquisition of B/E Aerospace in April 2017.
The following table shows the goals, the weightings of the goals, the minimum, target and maximums for each goal and the associated payouts and our performance against those goals, as calculated under the plan.

Measure	Sales		Operating Margin		Free Cash Flow		Payout
	Goal ($B)	Payout	Goal	Payout	Goal ($M)	Payout
Maximum	6.01	80%	23.81%	80%	805	40%	200%
Target	5.37	40%	21.31%	40%	700	20%	100%
Minimum	4.73	0%	18.81%	0%	595	0%	0%
2017 Results	5.41	43%	21.25%	39%	812	40%	122%

2017 Proxy Statement | 39

The table below shows the 2017 annual cash incentives paid to the NEOs. The total annual incentive paid to each NEO is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 45. Our 2017 results were adjusted to exclude the Pulse.Aero and B/E Aerospace acquisitions and certain acquisition-related transaction costs. As a result of these exclusions, operating earnings, which is used to calculate operating margin, decreased by $176 million, our sales decreased by $1,410 million and free cash flow also decreased by $212 million from the amounts we reported in our audited financial statements in accordance with generally accepted accounting principles (GAAP).

NEO 2017 Annual Incentive Payments
Named Executive Officer	Annual Base Salary ($) (Paid in FY17)	Target		Actual
		Target Annual Incentive	Target Annual Cash Incentive ($)	Final Award ($)
Robert K. Ortberg	1,003,078	125%	1,253,848	1,529,694
Patrick E. Allen	640,721	75%	480,541	586,260
Kent L. Statler	637,644	80%	510,115	622,341
Philip J. Jasper	538,756	80%	431,005	525,826
Robert J. Perna	435,844	65%	283,299	345,624
2015-2017 Performance Share Payments
In November 2017, the Committee determined the payments to participants for the three-year performance shares granted in November 2014 covering 2015 through 2017. The pre-established measures for the three-year performance period were cumulative sales and return on sales. As described below, performance shares paid out at 105% of the target award.
Calculation of the 2015-2017 performance share payout was based on the following formula:

Target Performance Shares	x	Cumulative Sales Payout % + Return on Sales Payout %	=	Total Shares* Before TSR Modifier	x	TSR Modifier	=	Final Share Payout
The goals for the 2015-2017 performance period were set in September 2014. FY2015-2017 goals were not adjusted for the acquisition of B/E Aerospace and FY2017 B/E Aerospace results were excluded when determining a final payout for this performance period.
The table below shows the final goals approved in September 2014 and our performance against those goals.

Payout Schedule for 2015-2017 Performance Shares
Measure	Cumulative Sales (In Billions)		Return on Sales		Payout Before TSR Modifier	TSR Modifier	Final Share Payout
	Goal ($)	Payout	Goal	Payout
Maximum	17.70	80%	15.5%	120%	200%	N/A	N/A
Target	16.39	40%	12.5%	60%	100%	N/A	N/A
Minimum	15.24	0%	8.5%	0%	0%	N/A	N/A
Results	15.85	21%	13.7%	84%	105%	1.0	105%
FY15-17 Total Payout							105%

40 | 2017 Proxy Statement

COMPENSATION

Our performance over 2015-2017 was mixed. Our return on sales performance of 13.7%, which had a 60% weighting for purposes of calculating the shares to be earned, exceeded the target of 12.5%. However, our cumulative sales performance of $15.848 billion, which had a 40% weighting for purposes of calculating the shares to be earned, was below the target of $16.39 billion. This resulted in a payout at 105% of target. Since our relative TSR performance over the performance period was at the 45th percentile when measured against the TSR modifier group, we did not adjust the number of performance shares earned. Under the 2015-2017 performance share agreement, no TSR adjustment is made if the relative TSR performance is greater or equal to the 40th percentile and less than the 65th percentile.
Our cumulative sales over the performance period were $15.848 billion for purposes of determining the payout of the performance shares. Our cumulative sales over the performance period reported in accordance with GAAP was $17.325 billion. The cumulative sales reported in accordance with GAAP was decreased by $1.477 billion, in accordance with the performance share agreement, to take out the additional sales we gained from our acquisitions of Pacific Avionics, International Communications Group, Christie Digital, Pulse.Aero and B/E Aerospace.
Our return on sales goal is determined by dividing our net income over the performance period by our total sales over the performance period. Our net income over the performance period as reported in accordance with GAAP was $2.126 billion. For purposes of calculating return on sales for the performance share payout, we increased this amount by $43 million to exclude the impact of extraordinary or unusual items. The net impact of the acquisitions and divestitures noted above, increased net income by $8 million, resulting in a total increase to net income by $51 million.
Employee and Other Benefits
Benefits
The NEOs generally are covered by the same broad range of benefit programs available to most other U.S. salaried employees. These benefits include medical, prescription drug, dental, vision, wellness, flexible spending accounts, health savings accounts, defined contribution savings plans, employee stock purchase plan, employee assistance plan, life insurance, short-term and long-term disability coverage, accidental death and dismemberment coverage and vacation. We provide a broad array of benefit programs to attract and retain a skilled and highly talented workforce and to provide employees with choices to meet their personal needs. These benefits are reviewed periodically to ensure that they remain competitive and cost effective.
Deferral Plans
To provide a tax-effective opportunity to save for retirement or other future needs, we offer plans that allow for the elective deferral of the receipt of base salary and annual incentive awards when earned and otherwise payable to eligible employees. Deferred amounts accrue earnings or losses based on each participant's selection of investment choices that generally mirror the funds provided in our qualified savings plan.
Perquisites
The Committee provides our NEOs with certain annual perquisites, including the following: car allowance, financial planning allowance, reimbursement for an executive physical, event tickets and airline club memberships. In rare circumstances, our NEOs are also permitted to use company aircraft for personal use. When flying for business, an executive officer’s spouse may accompany them to certain events.
The perquisites we provide are designed to be competitive with market practices. They are reviewed annually by the Committee to assure that they continue to be competitive and consistent with the Committee's overall compensation philosophy. Details about the perquisites provided to our NEOs are described under the Summary Compensation Table.
When an executive relocates to commence employment with us, we will pay for his or her moving costs and cover certain expenses incurred in purchasing a new home. We will also authorize our third party relocation provider to purchase his or her prior home based upon independent appraisals and will pay for the third party relocation provider's costs incurred in connection with selling the home, including covering carrying costs. We may also provide the executive with a relocation allowance to cover other incidental costs. The relocation allowance is subject to repayment if the executive terminates employment within the first year of employment.

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Executive Policies and Practices
Stock Ownership Guidelines
The Committee believes that senior executives should have a significant equity interest in Rockwell Collins. To promote equity ownership and further align the interests of senior executives with our shareowners, the Committee has established ownership guidelines. These guidelines require that our NEOs own our shares with a market value of at least a specified multiple of salary within a predetermined time period. The guidelines for our NEOs are as follows:

Position	Multiple of Base Salary	Met or On Track to Meet	Achievement Deadline
Mr. Ortberg	6	Yes	Achieved
Mr. Allen	3	Yes	Achieved
Mr. Statler	3	Yes	Achieved
Mr. Jasper	3	Yes	Achieved
Mr. Perna	3	Yes	1/1/2020
Progress toward meeting the guidelines is reviewed by the Committee annually. Based on our 2017 year end stock price of $130.71 per share, the ownership guidelines have been met, or are projected to be met, in accordance with the guidelines.

What Counts Toward the Guideline	What Does Not Count Toward the Guideline
Shares and share equivalents owned outright, including in trusts and those held by a spouse	Unexercised stock options
Shares held in the qualified savings plan and share equivalents held in the non-qualified savings plan	Unearned performance shares
In 2016, the Committee expanded stock ownership guidelines to require vice presidents to own shares with a market value of at least a specific multiple of their salary (between 0.5x to 1x depending on role) in order to further align their interests with those of our shareowners.
Hedging, Pledging and Other Restrictions
Our insider trading guidelines prohibit our directors and executive officers from selling our stock “short,” entering into any puts or calls relating to our stock or hedging. In addition, pledging of our stock by executive officers, directors and certain other executives is also prohibited. The pledging of securities by directors and executive officers could potentially have a detrimental impact if they are forced to sell the pledged security. The forced sale could negatively impact the price of the stock. As a result, we do not allow pledging of securities.
Employment, Severance and Change of Control Agreements
We generally do not enter into employment contracts with our executive officers, including severance arrangements. None of our NEOs have employment contracts. Generally, our executives serve at the will of the Board of Directors. This approach allows for removal of an executive officer prior to retirement whenever it is in our best interest to do so, with discretion on whether to provide any severance benefits. On the rare occasion when an executive officer is removed, the Committee may exercise its business judgment in approving an appropriate separation agreement in consideration of all relevant circumstances, including the individual's term of employment, past accomplishments and reasons for separation.
The Committee has approved change of control agreements for each of the NEOs and our other executive officers. Annually, the Committee reviews our agreements and market practices with the assistance of the Committee’s independent consultant.  The Committee adopted the agreements to provide these executives with a strong incentive to continue their employment with us if there is a change of control, or the threat of such a transaction, and to maintain a competitive total compensation program. Our change of control agreements provide severance to executives if they have a qualifying termination of employment following a change of control. The consummation of the merger under the Agreement and Plan of Merger that the Corporation entered into with United Technologies Corporation on September 4, 2017 will constitute a change of control under these agreements.

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Change of control severance payments are subject to a “double trigger” requiring that a change of control occur and a termination, or constructive termination, of employment also occur within the two-year protection period following the change of control. Additionally, stock options and performance shares have “double trigger” vesting. Our NEOs’ change of control agreements are automatically renewed each year with a one-year term unless 60-days’ notice of non-renewal is given prior to the renewal date. There are no excise tax gross-ups provided upon a change of control. As described in more detail under “Potential Payments Upon Termination or Change of Control,” the severance benefit under the change of control agreement is equal to a multiple of the NEO's annual compensation, which is the sum of his annual salary and annual incentive bonus target. The Committee determined that the severance benefit will not exceed two times any new executive officer's annual compensation, except for the severance benefit that may be paid to a new chief executive officer. The multiple for our grandfathered executive officers is three.
The Committee has provided for the special treatment of long-term incentive awards upon death, disability and retirement, as well as change of control. The Committee evaluates these provisions from time to time and believes they are appropriate as part of a competitive total compensation program. For additional details about the terms and potential payments in the event of change of control and other separations, see the discussion of “Potential Payments upon Termination or Change of Control.”
Payment Recovery Provisions
Executive officers are subject to certain restrictive agreements upon a termination of employment, including confidentiality restrictions, mutual arbitration agreements, non-competition covenants and employee non-solicitation arrangements. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching the non-compete or non-solicitation restrictions. Executives may also forfeit equity awards, including vested stock options, for engaging in detrimental conduct.
The CEO and CFO could also be required by law to reimburse the Corporation for certain incentive compensation amounts received if associated with misconduct leading to an accounting restatement. In addition to the recovery provisions stated above, we have a clawback policy that allows the Board, at its discretion, to recover annual incentive payments, performance share payments and stock option gains from a covered executive if the Board determines that the covered executive engaged in fraud or illegal activity and as a result there was a substantial negative impact to us or our financial condition. Under the policy, the Board may recover the last three incentive compensation and performance share payments and any gains realized upon the exercise of stock options in the preceding three years. The clawback policy covers all of our executive officers, as well as our Vice Presidents & General Managers and certain other executives.
Tax Deductibility of Executive Compensation
Under Internal Revenue Code Section 162(m), a publicly held corporation may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its CEO and its three other most highly compensated NEOs (other than its CFO) who are employed on the last day of its taxable year unless the compensation is “performance-based.” Annual incentive plan payments, grants of stock options and grants of performance shares are intended to qualify as "performance-based" compensation. Since the Committee retains discretion with respect to base salaries and certain other compensation awards, those elements do not qualify as “performance-based” compensation for these purposes. Although the Committee takes into account the tax impact of Section 162(m), it has discretion to forgo tax deductibility.
Bonuses under our annual incentive compensation plan for NEOs who are expected to be subject to Section 162(m) are paid pursuant to the 2006 Annual Incentive Compensation Plan for Senior Executive Officers to allow the payments to be fully deductible to us for tax purposes. This plan defines a maximum amount for the awards that can be allocated each year. The annual incentive awards actually paid have always been well below this plan's maximum. The Committee uses negative discretion to reduce the amount otherwise payable under this plan so these senior executives earn fully deductible annual incentive payments based on the achievement of the same performance goals set forth in the annual incentive plan that applies to all employees generally.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the executive compensation program in a manner that serves the interests of the Corporation and its shareowners. For a discussion of the policies and procedures, see “Corporate Governance; Board of Directors and Committees- Compensation Committee” in this proxy statement.
Management of the Corporation prepared the Compensation Discussion and Analysis of the compensation program for named executive officers. We reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2017 (included in this proxy statement) with management. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the 2017 Form 10-K for filing with the Securities and Exchange Commission. The Board has approved that recommendation.
Compensation Committee
Ralph E. Eberhart, Chairman
John A. Edwardson
Jeffrey L. Turner

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SUMMARY COMPENSATION TABLE
The following table shows the compensation paid to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving at the end of our fiscal year. These individuals are referred to as our named executive officers or NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
Robert K. Ortberg, Chairman, President and CEO	2017	1,003,078	—	2,730,001	2,601,052	1,529,694	—	209,522	8,073,347
	2016	997,348	—	2,525,049	2,501,646	1,113,290	237,792	212,715	7,587,840
	2015	979,616	—	2,340,006	2,250,080	1,246,072	123,658	195,736	7,135,168
Patrick E. Allen, SVP and CFO	2017	640,721	—	577,502	551,478	586,260	—	111,416	2,467,377
	2016	633,491	—	505,027	501,396	446,611	209,262	109,491	2,405,278
	2015	613,589	—	520,050	501,760	487,803	99,649	98,710	2,321,561
Kent L. Statler, EVP and COO, Commercial Systems	2017	637,644	—	577,502	551,478	622,341	—	120,152	2,509,117
	2016	630,932	—	555,583	551,180	450,738	265,426	119,682	2,573,541
	2015	611,772	—	572,011	550,760	518,783	123,535	119,991	2,496,852
Philip J. Jasper, EVP and COO, Government Systems	2017	538,756	—	525,061	501,656	525,826	—	98,845	2,190,144
	2016	528,995	—	505,027	501,396	377,914	81,109	96,819	2,091,260
	2015	494,647	—	520,050	501,760	419,461	33,493	91,530	2,060,941
Robert J. Perna, SVP, General Counsel & Secretary	2017	435,844	—	354,419	338,446	345,624	—	69,765	1,544,098
	2016	423,629	—	315,686	312,928	258,837	—	61,304	1,372,384
The following is an explanation of the above table:
Salary. Salaries are reported on a fiscal year basis. Since 2017 salary increases were made effective August 5, 2017, the amounts shown for 2017 reflect approximately ten months of the salary approved for the 2016 calendar year and two months of the salary approved for the 2017 calendar year. Salaries include any amounts deferred under our tax-qualified retirement savings plan, our non-qualified retirement savings plan and our deferred compensation plan. Since the number of days in our fiscal year may vary from year to year, the annual salary reported could vary, even if the salary was unchanged.
Bonus. There were no discretionary bonus payments to any NEO in 2017.
Stock Awards. The amounts in this column reflect the grant date value of our three-year performance shares based upon the probable outcome of the achievement of our predetermined performance goals on the date of grant in accordance with FASB ASC Topic 718 and do not reflect any reduction for possible forfeitures. The aggregate grant date fair value is the amount we expect to expense, on the date of grant, in our financial statements over the three-year vesting schedule of the performance shares and does not correspond to the actual value, if any, that may be realized by the NEOs. For FY2017-2019, the vesting of the performance shares is dependent on our achievement of cumulative sales and free cash flow goals over a three year period. The number of shares that can be earned is also subject to adjustment based on our relative TSR as described on pages 36-37. Since the probable outcome of achievement of our cumulative sales and free cash flow goals on the date of grant may vary year over year, and individual performance share targets may also vary, the dollar values reported may vary year over year. If we were to assume that both the cumulative sales and free cash flow goals for the 2017 performance shares were achieved at the maximum level of performance and no TSR adjustment was made, the amounts reported in this column for 2017 would be increased by $2,470,002 for Mr. Ortberg, by $522,502 for Mr. Allen, by $522,502 for Mr. Statler, by $475,056 for Mr. Jasper and by $320,664 for Mr. Perna. A discussion of the assumptions used in calculating the grant date fair values of these awards is set forth in Note 12 of the Notes to Consolidated Financial Statements in our 2017 Annual Report on Form 10-K.

2017 Proxy Statement | 45

Option Awards. The amounts in this column reflect the grant date value of the stock options in accordance with FASB ASC Topic 718 and do not reflect any reduction for possible forfeitures. The aggregate grant date fair value is the amount we will expense, determined on the date of grant, in our financial statements over the three-year vesting schedule of the stock options. Our stock options vest in three equal installments on the first, second and third anniversaries of the date of grant. The amounts in this column represent our expected accounting expense and do not correspond to the actual value, if any, that may be realized by the NEOs upon exercise of the stock options. A discussion of the assumptions used in calculating the grant date fair values of our stock option awards is set forth in Note 12 to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K.
Non-Equity Incentive Plan Compensation. The amounts in this column represent payments made under our Annual Incentive Compensation Plan based upon the achievement of the performance goals.
Change in Pension Value. The amounts in this column reflect the change, if any, in the year over year actuarial value of our frozen defined benefit pension plans. Our U.S. defined benefit pension plans were frozen in 2006 for our salaried employees and closed for any non-union new hires. As a result, Mr. Perna does not participate in any of these plans. Any change in pension values is driven by events outside of our control such as changes in the discount rate used to value pension benefits. Although, the actuarial value of the pension benefits increases each year because each NEO with pension benefits is one year closer to the age at which the executive can retire and receive an unreduced pension, this year there was net overall reduction because the discount rate used to value these benefits increased from 3.22% in 2016 to 3.54% in 2017. In accordance with SEC instructions a zero was reported even though there was a negative value. The total decrease for each NEO with pension benefits was $(43,815) for Mr. Ortberg (comprised of $(24,002) in the Rockwell Collins Pension Plan, $(6,258) in the Rockwell Collins Non-Qualified Pension Plan and $(13,555) in the 2005 Rockwell Collins Non-Qualified Pension Plan), $(48,768) for Mr. Allen (comprised of $(16,810) in the Rockwell Collins Pension Plan, $(9,392) in the Rockwell Collins Non-Qualified Pension Plan and $(22,566) in the 2005 Rockwell Collins Non-Qualified Pension Plan), $(63,410) for Mr. Statler (comprised of $(29,307) in the Rockwell Collins Pension Plan, $(7,990) in the Rockwell Collins Non-Qualified Pension Plan and $(26,113) in the 2005 Rockwell Collins Non-Qualified Pension Plan) and $(20,915) for Mr. Jasper (comprised of $(20,247) in the Rockwell Collins Pension Plan and $(668) in the 2005 Rockwell Collins Non-Qualified Pension Plan).
All Other Compensation. The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table.

Name	Contributions to Savings Plans ($)	Car Allowance ($)	Financial Planning ($)	Other ($)
Mr. Ortberg	177,136	25,200	6,200	986
Mr. Allen	89,621	20,400	1,395	—
Mr. Statler	97,185	20,400	2,045	522
Mr. Jasper	75,061	20,400	2,909	475
Mr. Perna	46,107	20,400	2,213	1,045
The amounts shown in the “Contributions to Savings Plans” column are the sum of the matching and retirement contributions made to our tax-qualified and non-qualified retirement savings plans. We match 62.5% of participants’ contributions under our retirement saving plans up to the first eight percent of the base salary. We also make retirement savings contributions, regardless of whether an employee makes contributions, based upon the combination of an employee’s age and years of service (points). These contributions can range from 0.5% (up to 34 points) to 6% (with 75 points) of the sum of the employee’s base salary and annual incentive plan payment for the year.
The amount in the "Other" column includes event tickets for Messrs. Ortberg and Statler. In addition, for Messrs. Jasper and Perna it includes the cost of memberships in airline clubs. Certain of our NEOs also receive complimentary memberships in airline clubs as a result of our travel contracts with certain airlines. Since there is no incremental cost for these complimentary airline club memberships, no amount is included for these benefits in the "Other" column.

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COMPENSATION

GRANTS OF PLAN-BASED AWARDS
Shown below is information on grants to the NEOs of plan-based awards during 2017.

Name	Grant Date and Type		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)

Ortberg	10/1/2016	ICP	1,253,848	2,507,696
	11/14/2016	Performance Shares			29,309	70,342				2,730,001
	11/14/2016	Stock Options						151,400	88.71	2,601,052
Allen	10/1/2016	ICP	480,541	961,082
	11/14/2016	Performance Shares			6,200	14,880				577,502
	11/14/2016	Stock Options						32,100	88.71	551,478
Statler	10/1/2016	ICP	510,115	1,020,230
	11/14/2016	Performance Shares			6,200	14,880				577,502
	11/14/2016	Stock Options						32,100	88.71	551,478
Jasper	10/1/2016	ICP	431,005	862,010
	11/14/2016	Performance Shares			5,637	13,529				525,061
	11/14/2016	Stock Options						29,200	88.71	501,656
Perna	10/1/2016	ICP	283,299	566,598
	11/14/2016	Performance Shares			3,805	9,132				354,419
	11/14/2016	Stock Options						19,700	88.71	338,446
The following is an explanation of the above table:
ICP. The amount in the “ICP” row represents the 2017 annual incentive established for each NEO under the Annual Incentive Compensation Plan (ICP), which is an incentive program designed to reward the achievement of annual performance goals. The performance measures and methodology for calculating payouts are described in the “Compensation Discussion and Analysis.” See the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for the amounts paid for 2017.
Performance Shares. The amounts in the “Performance Shares” row represent the 2017 annual performance share awards granted in November 2016 to each NEO under our 2015 Long-Term Incentives Plan. These long-term incentive grants are designed to reward the achievement of free cash flow and cumulative sales growth goals over a three-year performance period. Payouts can range from 0 to 200% of target and may be further adjusted based on our TSR for the performance period as measured against the aerospace and defense TSR modifier companies. This adjustment is a multiplier that can range from plus 20% to minus 20%. See the “Compensation Discussion and Analysis” for more information. Until the distribution of any common stock after the performance period is complete, executives do not have rights to vote the shares, receive dividends or any other rights as a shareowner. NEOs must remain employed through the performance period to earn an award, although pro-rata vesting will occur if employment terminates earlier due to early or normal retirement, death or disability. See the “Potential Payments Upon Termination or Change of Control” for further discussion.
Stock Options. The amounts in the “Stock Options” row are the number of non-qualified stock options granted in November 2016 to each NEO under our 2015 Long-Term Incentives Plan. Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant and have a ten year term. These stock options may also vest following a change of control upon a qualifying termination and all stock options vest upon death or disability. Upon an early or normal retirement, all stock options that were granted more than one year prior to retirement will continue to vest in accordance with their terms and be exercisable for up to five years after retirement. See “Potential Payments Upon Termination or Change of Control” for a discussion of the treatment of stock options in these situations. No dividends or dividend equivalents are payable with respect to stock options. The exercise price for all stock options is equal to our closing share price on the date of grant.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides outstanding stock options and unvested stock awards information for the NEOs as of the end of 2017.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ortberg	11/21/08	74,510	—	30.39	11/21/18
	11/20/09	43,000	—	53.08	11/20/19
	11/19/10	37,400	—	55.75	11/19/20
	11/14/11	39,600	—	55.01	11/14/21
	11/12/12	72,400	—	54.37	11/12/22
	09/18/13	33,100	—	73.99	09/18/23
	11/11/13	95,100	—	70.97	11/11/23
	11/17/14	76,533	38,267	83.69	11/17/24	53,770	7,028,277
	11/09/15	46,900	93,800	86.75	11/09/25	57,638	7,533,863
	11/14/16	—	151,400	88.71	11/14/26	58,618	7,661,959
Allen	11/21/08	60,410	—	30.39	11/21/18
	11/20/09	35,200	—	53.08	11/20/19
	11/19/10	34,000	—	55.75	11/19/20
	11/14/11	36,000	—	55.01	11/14/21
	11/12/12	40,200	—	54.37	11/12/22
	11/11/13	27,200	—	70.97	11/11/23
	11/17/14	17,066	8,534	83.69	11/17/24	11,950	1,561,985
	11/09/15	9,400	18,800	86.75	11/09/25	11,528	1,506,825
	11/14/16	—	32,100	88.71	11/14/26	12,400	1,620,804
Statler	11/12/12	44,300	—	54.37	11/12/22
	11/11/13	29,900	—	70.97	11/13/23
	11/17/14	18,733	9,367	83.69	11/17/24	13,144	1,718,052
	11/09/15	10,333	20,667	86.75	11/09/25	12,682	1,657,664
	11/14/16	—	32,100	88.71	11/14/26	12,400	1,620,804
Jasper	11/20/09	9,000	—	53.08	11/20/19
	11/19/10	7,820	—	55.75	11/19/20
	11/14/11	8,280	—	55.01	11/14/21
	11/12/12	36,200	—	54.37	11/12/22
	11/11/13	27,200	—	70.97	11/11/23
	11/17/14	17,066	8,534	83.69	11/17/24	11,950	1,561,985
	11/09/15	9,400	18,800	86.75	11/09/25	11,528	1,506,825
	11/14/16	—	29,200	88.71	11/14/26	11,274	1,473,625
Perna	02/06/14	14,600	—	76.10	02/06/24
	11/17/14	9,800	4,900	83.69	11/17/24	6,872	898,239
	11/09/15	5,866	11,734	86.75	11/09/25	7,206	941,896
	11/14/16	—	19,700	88.71	11/14/26	7,610	994,703

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The following is an explanation of the prior table:
Stock Options
Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant. If an option recipient retires prior to the first anniversary of the grant date of the option, the option is terminated. All stock options are granted with an exercise price equal to our closing share price on the date of grant.
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column were calculated by multiplying each NEO’s target performance shares by the maximum payout percentage assuming no adjustment for the TSR performance modifier. The actual number of shares that will be awarded, to the extent earned, will be determined after the applicable three-year performance period is complete. Vesting and payment of performance shares for the November 2015 grant (covering the 2016-2018 performance period) will be based on performance for the three-year cycle ending with 2018. Vesting and payment of performance shares for the November 2016 grant (covering the 2017-2019 performance period) will be based on performance for the three-year cycle ending with 2019. If a performance share recipient retires prior to the completion of a three-year performance cycle, the performance share payout is prorated for service that is completed prior to retirement.
The market value of performance shares that have not vested as of our fiscal year end was calculated using our year end closing share price of $130.71 multiplied by the number of shares displayed in the prior column.
OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding stock options and stock awards, exercised and vested, for the NEOs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ortberg	20,200	500,955	28,229	3,689,813
Allen	13,550	330,840	6,274	820,075
Statler	—	—	6,901	902,030
Jasper	7,311	488,521	6,274	820,075
Perna	—	—	3,608	471,602
The following is an explanation of the above table:
Value Realized on Exercise. The amounts shown in the “Value Realized on Exercise” column were calculated using the spread between the market price at exercise and the stock option exercise price, multiplied by the number of stock options exercised. The stock options exercised may include both incentive stock options and non-qualified stock options.
Value Realized on Vesting. The amounts shown in the “Value Realized on Vesting” column were calculated by multiplying the number of performance shares that vested with respect to the 2015-2017 performance period by $130.71, our year end closing share price.

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PENSION BENEFITS
The following table provides information as of the end of 2017 (the pension measurement date for purposes of our financial statements) for each NEO eligible for a benefit under our qualified and non-qualified defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ortberg	Rockwell Collins Pension Plan	19.2	821,553	—
	Rockwell Collins Non-Qualified Pension Plan	19.2	214,224	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.2	448,680	—
Allen	Rockwell Collins Pension Plan	11.8	387,270	—
	Rockwell Collins Non-Qualified Pension Plan	11.8	216,361	—
	2005 Rockwell Collins Non-Qualified Pension Plan	11.8	500,478	—
Statler	Rockwell Collins Pension Plan	19.8	639,190	—
	Rockwell Collins Non-Qualified Pension Plan	19.8	174,264	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.8	549,749	—
Jasper	Rockwell Collins Pension Plan	15.4	365,439	—
	Rockwell Collins Non-Qualified Pension Plan	15.4	—	—
	2005 Rockwell Collins Non-Qualified Pension Plan	15.4	11,819	—
In September 2006, we froze our qualified and non-qualified defined benefit pension plans and shifted our emphasis to our savings plans. The number of years of credited service for each NEO shown above reflects the years of service he had when our defined benefit pension plans were frozen. Set forth below is further disclosure relating to our frozen qualified and non-qualified defined benefit pension plans.
We maintain qualified and non-qualified defined benefit pension plans for our employees. As part of the 2001 spin-off from Rockwell International, all of the qualified defined benefit pension plans were merged into one plan and renamed the Rockwell Collins Pension Plan (“Qualified Pension Plan”). Effective September 30, 2006, the Qualified Pension Plan was frozen to discontinue benefit accruals for salary increases and services rendered after that date, other than for employees covered by collective bargaining agreements. Each of the current NEOs, other than Mr. Perna, who was appointed after the plan was frozen, is eligible for pension benefits under the Qualified Pension Plan. Benefit calculations for each NEO in the table is unique depending on age, years of service and average annual covered compensation. Covered compensation includes salary and annual incentive payments.
We also maintain non-qualified defined benefit pension plans (the Rockwell Collins Non-Qualified Pension Plan (“NQ Pension Plan”) and the 2005 Rockwell Collins Non-Qualified Pension Plan (“2005 NQ Pension Plan”)) to provide eligible employees with supplemental pension benefits in excess of the maximum benefit allowed under the Qualified Pension Plan by reason of limitations of the Internal Revenue Code. A participant’s supplemental retirement benefit is generally based on a continuation of the participant’s benefit calculation formula under the Qualified Pension Plan if not for the Internal Revenue Code limits. We adopted the 2005 NQ Pension Plan to comply with the requirements of Internal Revenue Code Section 409A for non-qualified pension benefits earned after 2004. Non-qualified pension benefits for service and compensation earned before 2005 will be paid from the NQ Pension Plan and benefits for service and compensation earned after 2004 will be paid from the 2005 NQ Pension Plan.
Executive officers hired on or after January 1, 1993 and before October 1, 2006 are covered by an enhanced early build-up retirement benefit provision broadly available to the other salaried participants hired before 1993. This benefit was also frozen on September 30, 2006.
The Qualified Pension Plan does not have a permanent lump sum option except for the distribution of certain small benefits (i.e., with a present value less than $5,000). Payments from the NQ Pension Plan are made in the same form and at the same time as payments from the Qualified Pension Plan. Under the 2005 NQ Pension Plan, participants made an election at the end of calendar year 2008 as to the form and timing of the payments that will be made upon separation from employment. For benefits payable under the 2005 NQ Pension Plan, participants can elect to receive a life annuity, one lump sum or up to ten annual installments.

50 | 2017 Proxy Statement

COMPENSATION

The present value of the accumulated pension benefit for each named executive officer is calculated as required by regulatory standards using a 3.54% discount rate as of September 30, 2017, and a retirement age of 62, the earliest age an executive can retire without a reduction in benefits. For the Qualified Pension Plan and the NQ Pension Plan, the form of payment for the NEOs assumes a weighted average of a joint and 60% survivor annuity and a single life annuity. For the 2005 NQ Pension Plan, the form of payment is based on the NEOs’ election. For further discussion related to our pension assumptions, see Note 10 of the Notes to Consolidated Financial Statements in the 2017 Annual Report on Form 10-K.
NON-QUALIFIED DEFERRED COMPENSATION
The table below provides information on the non-qualified deferred compensation of the NEOs in 2017, including the following elements:
Deferred Compensation Plan
The plan allows eligible employees to defer a portion of their income and earnings until a future date when distributions are received from the plan. Participation in the plan is an annual decision that covers only the upcoming calendar year and must generally be made during each year’s annual enrollment period. Participants are not allowed to change their deferral election during the year. We adopted the 2005 Deferred Compensation Plan to comply with Internal Revenue Code Section 409A requirements.
Participants may elect to defer up to 50% of their base salaries and/or as much as 100% of their annual incentive awards. The 2005 Deferred Compensation Plan also provides for a matching contribution for each participant to the extent participation in the plan reduces the matching contribution the executive would have received under our Qualified Retirement Savings Plan (“Qualified Savings Plan”). With respect to distributions, participants may elect to receive their balances on a future specified date while in-service, at retirement (up to 15 annual installments or as a lump sum) or upon termination (lump sum only). All deferrals of base salary and/or incentive awards made in a calendar year will be subject to the same distribution election.
Participants can choose any of the measurement funds offered by the plan, which generally mirror the funds provided in our Qualified Savings Plan, and have the ability to change their investment elections at any time. The measurement fund options are intended to mirror as closely as possible the performance of the underlying investment funds.
Non-Qualified Retirement Savings Plan
The primary purpose of our Non-Qualified Retirement Savings Plan (“Non-Qualified Savings Plan”) is to supplement our Qualified Savings Plan by allowing employees to receive credits for contributions that could not be made to the Qualified Savings Plan due to the Internal Revenue Code compensation limit or annual additions limit. Additionally, participants receive credits to the Non-Qualified Savings Plan for amounts that but for the Internal Revenue Code limits would have been contributed to the Qualified Savings Plan (a) as company matching contributions equal to 62.5% of the first eight percent of employee contributions and (b) as company retirement contributions (such defined contributions are expressed as a specified percentage of eligible compensation determined based on the sum of a participant’s age and years of service).
Participants may defer up to 50% of their base salaries to the plan. To comply with Internal Revenue Code Section 409A regulations, the contribution percent in effect for the Qualified Savings Plan on December 31 of the prior year will be the contribution percent in effect for the current year in the Non-Qualified Savings Plan. With respect to distributions, contributions made prior to 2005 permit participants to receive their balances upon termination of employment either through a lump sum payment or in annual installments up to ten years. Contributions made in 2005 through 2007 are paid in a lump sum only upon termination of employment. We adopted the 2005 Non-Qualified Savings Plan to comply with Internal Revenue Code Section 409A requirements. Beginning with deferral elections for 2008, participants can receive their resulting balances upon termination of employment either through a lump sum payment or in up to ten annual installments.
The investment funds available for the employee and company credits in the Non-Qualified Savings Plan are similar to the investment funds in the Qualified Savings Plan.

2017 Proxy Statement | 51

Distributions for the Deferred Compensation Plan (DCP) and Non-Qualified Savings Plan (NQSP) are processed within the first 60 days of the calendar year following the year that an employee terminates or retires. However, if a participant terminates or retires after June 30, the distribution will be processed within the first 60 days following June 30 of the following calendar year.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Losses) in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Ortberg	DCP	—	—	99,637	—	627,180
	NQSP	58,646	147,436	354,074	—	1,892,891
Allen	DCP	—	—	87,737	—	568,708
	NQSP	29,658	61,638	260,037	—	1,330,199
Statler	DCP	—	—	—	—	—
	NQSP	29,411	67,485	228,144	—	1,282,408
Jasper	DCP	—	—	11,934	—	113,236
	NQSP	21,500	47,219	108,204	—	444,336
Perna	DCP	31,060	—	4,236	—	35,296
	NQSP	22,961	24,808	19,114	—	127,457
The following is an explanation of the above table:
Executive Contributions in Last FY. The amounts in the “Executive Contributions in Last FY” column include contributions that were reported in the Summary Compensation Table in 2017.
Registrant Contributions in Last FY. The amounts in the “Registrant Contributions in Last FY” column include company contributions credited to each executive’s NQSP account during 2017. Company contributions include credits equal to 62.5% of the first eight percent of the executive’s base salary, and retirement contributions equal to a percentage of eligible compensation (salary and incentive plan payments) based on the sum of the executive’s age and years of service. Contributions are only made to the extent they could not be made to the Qualified Savings Plan. The amounts in this column include registrant contributions that were reported in the Summary Compensation Table as All Other Compensation in 2017.
Aggregate Earnings/(Losses) in Last FY. The amounts in the “Aggregate Earnings/(Losses) in Last FY” column include actual dividends and market value changes in the DCP and NQSP accounts during 2017.
Aggregate Withdrawals/Distributions. The amounts in the “Aggregate Withdrawals/Distributions” column show any withdrawals or distributions from the NEOs’ DCP and/or NQSP accounts during 2017.
Aggregate Balance at Last FYE. The fiscal year-end balances for the NQSP include the following executives' contribution amounts that were previously reported in the Summary Compensation Table for 2016 and 2015: Ortberg ($211,587 for 2016 and $185,404 for 2015), Allen ($89,290 for 2016 and $79,531 for 2015), Statler ($99,230 for 2016 and $88,966 for 2015), Jasper ($67,334 for 2016 and $56,113 for 2015), and Perna ($33,765 for 2016).

52 | 2017 Proxy Statement

COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following information and table set forth amounts that would be payable to our NEOs upon certain termination scenarios and also upon the occurrence of a change of control of the Corporation without a termination.
We do not generally enter into employment contracts with our executive officers nor do we have any severance plan or arrangement for our executive officers. The executives serve at the will of the Board. This approach allows us to remove an executive officer prior to retirement whenever it is in our best interests to do so, with discretion on whether to provide any severance benefits. On the rare occasion when an executive officer is removed, the Compensation Committee may exercise its business judgment in approving an appropriate separation agreement in consideration of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation.
Executive officers are subject to certain restrictive agreements with us upon termination of employment, including confidentiality restrictions, mutual arbitration agreements and non-competition covenants and employee non-solicitation covenants. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching these non-compete or non-solicitation restrictions. Upon a change of control, the executive will no longer be bound by the non-competition and non-solicitation covenants, and the forfeiture and repayment obligations described in the immediately preceding sentence will no longer apply. Executives will continue to be subject to our clawback policy following termination of employment.
Assumptions and General Principles
The following assumptions and general principles apply with respect to the table below and any termination of employment of an NEO. The amounts shown in the table assume that each NEO was terminated at the end of 2017. Accordingly, the table includes estimates of amounts that would be paid to the NEO upon the occurrence of a termination or change of control. The actual amounts to be paid to an NEO can only be determined at the time of the termination or change of control.
An NEO is entitled to receive amounts earned during employment regardless of the manner in which his or her employment is terminated. These amounts include base salary, the bonus payable for the completed fiscal year, and unused vacation. These amounts are not shown in the table because they are not specifically related to the termination of employment.
Pursuant to the awards under our long-term incentives plans, an NEO who terminates employment by death, disability or retirement during the performance period under the award is eligible to receive a pro-rata payment for the portion of the period that elapsed prior to the termination of employment. In the event of a voluntary termination or a termination for cause before the end of the performance period, no payments will be made. See the discussion of “Long-Term Incentives” in the “Compensation Discussion and Analysis” for a description of our long-term incentive compensation plans.
An NEO may exercise any stock options that vested prior to the date of termination. Any payments related to these vested stock options are not included in the table because they are not specifically related to the termination of employment.
An NEO will be entitled to receive all amounts accrued and vested under our retirement and savings programs, pension plans and deferred compensation plans in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not specifically related to the termination of employment. Certain of these amounts are set forth in the Pension Benefits Table and the Non-Qualified Deferred Compensation Table.

2017 Proxy Statement | 53

Normal and Early Retirement
An NEO is eligible to elect normal retirement at age 65 and early retirement between the ages of 55 and 64. All of our full-time salaried employees hired prior to October 1, 2006 with at least ten years of service are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans and applicable limits on company contributions. In addition, upon normal and early retirement, all outstanding stock options will continue to vest in accordance with their terms and be exercisable for up to five years after retirement. As of the end of 2017, none of our NEOs were eligible for normal retirement. Mr. Ortberg is eligible for early retirement.
Death and Disability
In the event of the death of an NEO, all outstanding stock options will immediately vest and become exercisable. The amounts set forth in the table for stock options reflect the difference between the closing price of our common stock at year end 2017 and the exercise prices for each option for which vesting accelerated. In the event of the disability of an NEO, all stock options will continue to vest in accordance with their terms and the Corporation’s practices. Upon an NEO’s death or disability, the executive’s estate or the executive is entitled to a pro-rata payout in respect of outstanding performance shares. The payment will be made following the completion of the applicable performance period and will be based upon the performance achieved over the applicable performance period.
Each NEO is eligible for company-paid life insurance. Under our life insurance program, the beneficiary of an NEO is entitled to receive a death benefit equal to one times the executive’s annual salary. Life insurance benefits are not shown in the table because the one times salary amount is based on the same formula that is generally available to all salaried employees.
Each NEO also participates in our disability insurance programs, which consist of salary continuation, short-term disability, and long-term disability. The disability benefits for NEOs are not shown in the table because they are based on the same formula as those generally available to all salaried employees. For purposes of these programs, “disability” is defined as a condition caused by a non-occupational accident or sickness that results in an inability of the employee to perform the employee’s job, and the inability to do any other job for which the employee is fit by education, training or experience.
Voluntary Termination and Termination for Cause
An NEO is not entitled to receive any severance payments or additional benefits upon his or her voluntary decision to terminate employment with us prior to being eligible for retirement or upon termination of employment by us for cause.
Change of Control
We have entered into change of control agreements with each of the NEOs. Forms of these agreements have been publicly filed as exhibits to our reports filed with the SEC. Each agreement is set to expire in June 2018 with the agreements automatically renewed annually unless 60-days advance notice of non-renewal is given. Each agreement becomes effective upon a “change of control” during the term, as follows:

•	the acquisition by any individual, entity or group of 20% or more of the combined voting power of our outstanding securities;

•	a change in the composition of a majority of our Board of Directors that is not supported by our current Board of Directors;

•
a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, that results in a change in the majority of our Board of Directors or of more than 50% of our shareowners; or

•	approval by our shareowners of our complete liquidation or dissolution.
The consummation of the proposed merger with United Technologies Corporation will constitute a change of control under the agreements.

54 | 2017 Proxy Statement

COMPENSATION

Each agreement provides for the continued employment of the executive for two years after the change of control on terms and conditions no less favorable than those in effect before the change of control. Severance benefits are available after a change of control, if an NEO’s employment is terminated without “cause” (termination for reasons other than willful nonperformance of duties after written demand or willful engagement of illegal conduct or gross misconduct) or if the executive terminates employment for “good reason” (including decrease in position, authority, duties or responsibilities, failure to maintain compensation, change in office location by more than 35 miles or certain breaches of the agreement) within that two-year period. The agreements do not provide for excise tax gross-ups. The executive is entitled to severance benefits equal to two or three times the executive’s annual compensation, including bonus, and the value of other retirement, health and welfare benefits for two or three years. Our chief executive officer and any executive officer who was already a party to a change of control agreement with us prior to April 2012 will receive severance benefits based upon the three times multiplier. Messrs. Ortberg, Allen and Statler have a three times multiplier. Any executive officers appointed after April 2012, other than a new chief executive officer, will receive severance benefits based upon the two times multiplier. Messrs. Jasper and Perna have a two times multiplier.
In addition to the change of control agreements, our long-term incentive agreements also include accelerated vesting and potentially enhanced payout provisions in the event of a loss of employment in connection with a change of control. These long-term incentive arrangements include:

•
performance shares that become fully vested upon a change of control and a qualifying termination of employment and are subsequently paid out at the prior three-year average payout percentage for performance shares; and

•	stock options that become fully vested upon a change of control and a qualifying termination of employment.
The 2005 NQ Pension Plan provides for a lump sum payment payable upon a change of control without the requirement of a termination of employment if a participant elected this benefit prior to the end of calendar year 2008.
The following table presents, as of the end of 2017, the estimated incremental payments potentially payable to the NEOs upon each of the specified events.

Estimated Incremental Payments on Termination or Change of Control
	Ortberg ($)	Allen ($)	Statler ($)	Jasper ($)	Perna ($)
Death; Normal and Early Retirement; and Disability
Performance Shares	3,788,281	772,409	822,689	747,879	479,749
Stock Options	12,281,562	2,575,917	2,697,158	2,454,117	1,573,625
Termination Without Cause or for Good Reason After a Change of Control
Performance Shares	6,002,350	1,235,414	1,294,995	1,177,278	764,957
Stock Options	12,281,562	2,575,917	2,697,158	2,454,117	1,573,625
Severance	3,060,000	1,970,730	1,953,243	1,095,690	915,538
Annual Incentive	4,045,575	1,586,438	1,652,704	927,100	638,740
Benefits Continuation	47,693	65,042	65,025	46,815	46,412
Retirement Benefits	583,495	313,371	336,773	180,511	103,641
Outplacement Assistance	50,000	25,000	25,000	25,000	25,000
The following is an explanation of the above table:
Death; Normal and Early Retirement; and Disability. The amounts shown for the “Performance Shares” under the “Death; Normal and Early Retirement; and Disability” header were calculated by multiplying each NEO’s target performance shares by the target payout percent assuming no adjustment for the TSR performance modifier, pro-rating the amount for one-third completion of the 2017-2019 performance period and pro-rating for two-thirds completion of the 2016-2018 performance period and then multiplying these amounts by the year end closing share price of $130.71.

2017 Proxy Statement | 55

The amounts shown for the Stock Options under the “Death; Normal and Early Retirement; and Disability” header are the spread value or “in the money” value of all outstanding unvested stock options at the end of the year as if they otherwise had become vested at the end of the year. For details on outstanding unvested stock options see the “Outstanding Equity Awards At Fiscal Year End” table.
Termination Without Cause or for Good Reason. The amounts shown for the “Performance Shares” under the “Termination Without Cause or for Good Reason After a Change of Control” header are based on full participation periods. The amounts were calculated by multiplying each NEO’s target performance shares by the prior three-year average payout percentage for performance shares assuming no adjustment for the TSR performance modifier and then multiplying these amounts by the year end closing price of $130.71.
The amounts shown for “Stock Options” under the “Termination Without Cause or for Good Reason After a Change of Control” header are the sum of the spread or “in the money” value of the outstanding unvested stock options at the end of the year that vest upon the occurrence of a change of control and a qualifying termination.
The amounts shown for “Severance” are equal to three times the base salary at the end of the year for Messrs. Ortberg, Allen and Statler. Messrs. Jasper and Perna receive two times base salary due to changes made to our change of control agreements for executive officers appointed after April 2012.
The amounts shown for “Annual Incentive” were calculated by multiplying each NEO’s base salary by his or her Incentive Compensation Plan target percent at the end of the year and multiplying this amount by each NEO’s average Annual Incentive Compensation Plan payout percent for the prior three years. This amount was multiplied by three for Messrs. Ortberg, Allen and Statler. For Messrs. Jasper and Perna, this amount was multiplied by two.
The amounts shown for “Benefits Continuation” are the estimated cost of providing health and welfare benefits for three years following a termination after a change of control for Messrs. Ortberg, Allen and Statler and the cost of providing these benefits for two years for Messrs. Jasper and Perna. These amounts will be grossed up since these benefits would not have been taxable to the executive if he had continued employment.
The amounts shown for “Retirement Benefits” for each of the NEOs are the equivalent of an additional three years (two years in the case of Messrs. Jasper and Perna) of contributions to the Qualified Retirement Savings Plan and the 2005 Non-Qualified Savings Plan. In addition, for Messrs. Allen and Statler, the amount reported includes the estimated value of an early retirement subsidy payable under the 2005 NQ Pension Plan to plan participants who attained age 50 but not age 55 upon the participant's termination of employment. This value was estimated to be $23,206 for Mr. Allen and $33,252 for Mr. Statler. These amounts were decreased by $35,572 for Mr. Allen and by $27,233 for Mr. Statler to reflect a corresponding decrease in the value of the lump sum benefit payable under the NQ Pension Plan that would be payable upon a change of control. The decreases under the NQ Pension Plan are largely driven by the use of a higher discount rate in valuing the lump sum payment payable upon a change of control as compared to the discount rate used to value the monthly benefits payable under the NQ Pension Plan absent a change of control.
The amounts shown for “Outplacement Assistance” are an estimate of outplacement assistance expense. If outplacement assistance is necessary, the actual expense could vary.

56 | 2017 Proxy Statement

ADVISORY VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote from our shareowners to approve the compensation of our NEOs as disclosed in this proxy statement. Our Board of Directors has decided to have the advisory vote on the compensation of NEOs annually until the next shareowner vote on how frequently the vote should occur. The next advisory vote on the compensation of NEOs will take place at the 2019 Annual Meeting.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee, with assistance from its independent consultant, has structured our compensation program to emphasize pay-for-performance. The compensation opportunities provided to our named executive officers, as well as our other executives, are highly dependent on our and the individual’s performance, which in turn drives shareowner value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent to achieve our corporate objectives and to align with the interests of our long-term shareowners.
You have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:
“Resolved, that the shareowners approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”
In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the Compensation Discussion and Analysis section of this proxy statement, as well as the following items:

•
We believe in pay-for-performance. Our annual and long-term incentive programs are 100% performance-based. Performance shares become payable only if performance is achieved over three-year periods. Stock options only have value if our stock price increases.

•	We have a clawback policy that allows us to recover compensation.

•	Tax gross-ups are not provided to executive officers, except in connection with a relocation or an international assignment.

•	We do not allow hedging or pledging.

•	Benefits are payable under change of control agreements only on a double trigger basis (i.e., a change in control and a qualifying termination of employment).

•	The Compensation Committee is advised by an independent compensation consultant who keeps it apprised of developments and best practices.

•
The Compensation Committee values the shareowners’ opinions on executive compensation matters and will take the results of advisory votes into consideration when making future decisions regarding its executive compensation program.

The Board of Directors recommends that you vote “FOR” the foregoing resolution, which is presented as item (2) on the accompanying proxy card.

2017 Proxy Statement | 57

GOVERNANCE

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors consists entirely of directors who the Board has determined to be “independent” as defined under applicable SEC and New York Stock Exchange rules and “audit committee financial experts” as defined under applicable SEC rules. The Board's affirmative determination with respect to Ms. Davis’ qualification as an “audit committee financial expert” was based upon her education and more than twenty years in chief financial officer positions of public companies and her extensive audit committee experience. The Board's affirmative determination with respect to Dr. Policano was based upon his education and his extensive audit and finance committee experience. The Board's affirmative determination with respect to Mr. Lilley was based upon his relevant education and experience as an executive officer of a public company in actively supervising financial officers and his audit committee experience. The Board's affirmative determination with respect to Dr. Hamermesh was based upon his experience as a Senior Fellow and member of the faculty at the Harvard Business School and his prior service on the audit committees of B/E Aerospace (where he served as chair) and KLX, Inc.
The Committee has furnished the following report:
We assist the Board of Directors in overseeing and monitoring the integrity of the Corporation’s financial reporting process, compliance with legal and regulatory requirements and the quality of the internal and external audit processes. Our roles and responsibilities are set forth in the Audit Committee Charter, which was adopted by the Board of Directors. We review and reassess the Charter periodically and recommend any changes to the Board for approval.
As part of our oversight of the external auditors we are involved from time to time in each of the following matters:
•the selection of the audit firm’s lead client service partner and occasionally other key audit firm personnel working on the audit;
•the negotiation of the audit firm’s fees; and
•the on-going review of the audit firm’s performance, including a formal annual assessment with input from management.
We are responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2017, we:
•reviewed and discussed the audited financial statements for fiscal year 2017 with management and Deloitte & Touche LLP (Deloitte), our independent registered public accounting firm, as well as the quarterly financial statements and management representation letters provided to Deloitte;
•reviewed and discussed management’s report and Deloitte’s report and attestation on internal control over financial reporting in accordance with the Sarbanes-Oxley Act;
•discussed with Deloitte the matters required to be discussed by auditing standards adopted by the Public Company Accounting Oversight Board (PCAOB) relating to the conduct of the audit; and
•received written disclosures from Deloitte regarding its independence as required by applicable requirements of the PCAOB. We discussed with Deloitte its independence, and considered whether the provision of non-audit services by Deloitte is compatible with maintaining its independence. All audit and non-audit services provided by Deloitte to the Corporation in fiscal year 2017 were pre-approved.
Based on our review of the audited financial statements and discussions with management and Deloitte, we recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for fiscal year 2017 for filing with the SEC.
The Audit Committee reviewed the performance, quality, qualifications and independence of Deloitte in considering the engagement of Deloitte’s services in fiscal year 2018. We also consider the impact of potentially changing auditors when assessing whether to retain Deloitte. We believe it is in the best interests of the Corporation and our shareowners to select Deloitte as the Corporation’s independent registered public accounting firm for fiscal year 2018 and, as a result, we recommend that shareowners approve the selection of Deloitte.
Audit Committee

Chris A. Davis, Chairman	Richard G. Hamermesh
David Lilley	Andrew J. Policano

58 | 2017 Proxy Statement

PROPOSAL TO APPROVE THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for fiscal year 2018, subject to the approval of our shareowners. Please see the Audit Committee Report above for additional details on the Committee’s oversight of Deloitte. Last year, 98.6% of the votes cast, not including abstentions and broker non-votes, voted to approve Deloitte.
Before the Audit Committee selected Deloitte, it carefully considered Deloitte’s independence and qualifications, including its prior performance and its reputation for integrity and for competence in the fields of accounting and auditing. Deloitte has acted as our independent registered public accounting firm since our inception as a public company in June 2001.
Representatives from Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.
Fees Paid to Independent Registered Public Accounting Firm
The aggregate fees billable by Deloitte in fiscal years 2017 and 2016 are detailed in the table below.

(In Thousands)	2017 ($)	2016 ($)
Audit Fees(1)	9,576	4,391
Audit-Related Fees(2)	582	96
Tax Fees(3)	1,496	12
All Other Fees(4)	—	28
Total	11,654	4,527
(1) For the audit of our annual financial statements of our internal controls over financial reporting and review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements. The year over year increase is primarily due to audit services and acquisition-related filings associated with our acquisition of B/E Aerospace.
(2) For audit-related services primarily related to the planned adoption of FASB ASU 2014-09, Revenue from Contracts with Customers.
(3) For tax compliance and tax advisory services. The year over year increase in fees is primarily due to international tax advice and compliance services related to our acquisition of B/E Aerospace.
(4) For human resources database subscription services.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee has adopted a pre-approval policy requiring it to pre-approve the audit and permissible non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee pre-approved all the fiscal year 2016 and 2017 services provided by Deloitte. The Audit Committee also pre-approved in September 2017 certain audit and non-audit services contemplated to be performed by Deloitte in fiscal year 2018. The pre-approval policy requires that the details be provided to the Audit Committee of the particular service or category of service contemplated to be performed and such services are generally subject to a specific budget. The Audit Committee may also separately pre-approve services to be performed on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members, but not to management. Any pre-approvals by a member under this delegation are to be reported to the Audit Committee at its next scheduled meeting. Management and Deloitte are required to periodically report to the Audit Committee on the extent of the services provided by Deloitte pursuant to the pre-approval, including the fees for the services performed to date.
The Board of Directors recommends that you vote “FOR” the selection of Deloitte as our independent registered public accounting firm, which is presented as item (3) on the accompanying proxy card.

2017 Proxy Statement | 59

VOTE REQUIRED

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”*
Election of Directors	For, withheld or abstain for each nominee	The three nominees who receive the greatest number of votes cast for election, a quorum being present	No effect	No effect
Advisory Vote on Executive Compensation	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, a quorum being present, and entitled to vote thereon	Treated as votes against	No effect
Approve Deloitte as our Independent Registered Public Accounting Firm	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, a quorum being present, and entitled to vote thereon	Treated as votes against	Brokers have discretion to vote
*A broker non-vote occurs when a broker has not received instructions from the beneficial owner of the common stock and the broker is not permitted to vote on a matter without having received such instructions.
The presence, in person or by proxy, of the holders of at least a majority of the shares of our common stock issued and outstanding on the record date set for the Annual Meeting is necessary to have a quorum for the Annual Meeting.
Under Delaware law and our Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter, whether those shareowners vote “for,” “against” or abstain from voting (which will exclude broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for the advisory vote on executive compensation and for the approval of Deloitte as our independent registered public accounting firm, and the total number of votes cast “for” that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy.
VOTING FOR DIRECTORS
The Board has a majority voting policy for the election of directors. A summary of this policy is set forth below.
In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) must promptly tender his or her resignation to the Board of Directors. The Board Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board of Directors will act on the tendered resignation within 90 days following certification of the election results.
The Board Nominating and Governance Committee, in making its recommendation, and the Board of Directors in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the shareowners withheld votes from such director, the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the Board and the overall composition of the Board. Following the Board’s decision, the Corporation will promptly disclose the Board’s decision regarding whether to accept or reject the director’s resignation offer in a Form 8-K furnished to the Securities and Exchange Commission. If the Board has decided to reject the tendered resignation or to pursue any additional action, then the disclosure will include the rationale behind the decision.

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ADDITIONAL INFORMATION

Any director who tenders his or her resignation pursuant to this provision may not participate in the Board Nominating and Governance Committee deliberations and recommendation or in the Board’s decision whether to accept or reject the resignation offer.
For purposes of this policy, an uncontested election is an election where the only nominees as of the record date for the meeting are those recommended by the Board. If, in a contested election, a notice of nomination is withdrawn or declared invalid before the date of the meeting, the election will still be considered a contested election.
OTHER MATTERS
The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by October 4, 2017 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (1) through (3) of the accompanying Notice of 2018 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based solely on our review of copies of such forms we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for fiscal year 2017, we believe that with one exception, all of our officers, directors and greater than ten percent beneficial owners complied with all SEC filing requirements applicable to them under Section 16(a) of the Securities Exchange Act with respect to transactions during fiscal year 2017. On April 25, 2017, an amendment to Mr. Hamermesh’s Form 3 was filed two days late.  The initial Form 3 failed to note that 44 shares of the Corporation’s shares were held indirectly by Mr. Hamermesh’s spouse in a trust.
ANNUAL REPORTS
Our 2017 Annual Report to Shareowners, including financial statements for fiscal year 2017 and this proxy statement, or a Notice containing instructions on how to access the proxy materials online, are being furnished to shareowners.
We will provide to shareowners, without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2017 (the “2017 Annual Report on Form 10-K”), as filed with the SEC (without exhibits). Exhibits to the 2017 Annual Report on Form 10-K will be furnished upon written request and payment of a fee of ten cents per page covering our costs. Written requests should be directed to us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, Attention: Investor Relations.
Our 2017 Annual Report to Shareowners, our 2017 Annual Report on Form 10-K and this proxy statement are also available free of charge on our website at www.rockwellcollins.com. All reports we file with the SEC are also available free of charge via EDGAR through the SEC’s website at www.sec.gov.

2017 Proxy Statement | 61

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2019
To be eligible for inclusion in our proxy statement, shareowner proposals for our 2019 Annual Meeting of Shareowners must be received by us on or before August 16, 2018 at the Office of the Secretary at our corporate headquarters, 400 Collins Road NE, Cedar Rapids, Iowa 52498. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at our 2019 Annual Meeting of Shareowners to notify our Secretary in writing at the address listed in the preceding sentence on or after September 4, 2018 and on or before October 4, 2018. If the number of directors to be elected to the Board at our 2019 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before September 24, 2018, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following such public announcement by us.
EXPENSES OF SOLICITATION
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few of our employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.
GENERAL Q&A ABOUT THE MEETING
Why are you receiving this proxy statement? We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Rockwell Collins, Inc. for use at the 2018 Annual Meeting of Shareowners to be held on February 1, 2018, and at any adjournments thereof. On or about December 15, 2017, we commenced mailing the following to our shareowners: this proxy statement, the accompanying proxy card, a copy of our 2017 Annual Report to Shareowners and a copy of our 2017 Annual Report on Form 10-K or a Notice containing instructions on how to access the proxy materials online.
What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.
What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. In addition, you may obtain information about Rockwell Collins, Inc. from the 2017 Annual Report on Form 10-K delivered with this proxy statement.
Why did you receive a Notice of Electronic Availability of Proxy Statement and Annual Report? As permitted by SEC rules we are making this proxy statement, our 2017 Annual Report to Shareowners and our 2017 Annual Report on Form 10-K available to our shareowners electronically via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement, the 2017 Annual Report to Shareowners and the 2017 Annual Report on Form 10-K. The Notice also instructs you on how to submit your vote over the Internet. If you received a Notice by mail or electronically and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What is the purpose of the meeting? The purpose of the 2018 Annual Meeting of Shareowners is to obtain shareowner action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors, a non-binding, advisory vote to approve our executive compensation and approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018. This proxy statement provides you with detailed information about each of these matters.
Who can vote? Shareowners of record as of the close of business on December 4, 2017 are entitled to vote. On that day, 163,722,317 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

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ADDITIONAL INFORMATION

How many shares are you entitled to vote? The number of shares you are entitled to vote is reflected on the proxy card and coded as follows: COM—common shares registered with our transfer agent; IS SAV PL—shares in B/E Aerospace Savings Plan; or SAV PL—shares in Rockwell Collins Savings Plan. These designations apply only if you hold your shares through the Transfer Agent or these plans.
What is the difference between a record owner and an owner holding shares in “street name”? If your shares are registered in your name, you are a record owner. If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name.”
How do you vote if your shares are held in your name as a record owner? You may have a choice of voting by:

• Internet	• Mail
• Telephone	• In person at the Annual Meeting
Voting on the Internet is easy and fast. Go to the website referenced on the Notice or enclosed proxy card and follow the instructions. Please have the Notice or the proxy card in hand when accessing the website. This vote will be counted immediately, and there is no need to send in the proxy card.
Voting by telephone is also simple and fast. Call the toll-free number on the proxy card and listen for further instructions. In order to respond to the questions, you must have a touch-tone phone and the proxy card in hand. This vote will be counted immediately, and there is no need to send in the proxy card.
If you are a shareowner of record, you can save us money by voting by telephone or on the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing any enclosed proxy card. If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification with you to the meeting. As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	by filing a written notice of revocation with our Corporate Secretary

•	by duly signing and delivering a proxy that bears a later date

•	by subsequently voting by telephone or Internet as described above

•	by attending the Annual Meeting and voting in person
How do you vote if your shares are held in “street name”? If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible “street” name shareowners the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareowners whose banks or brokerage firms are participating in Broadridge’s program. If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker’s legal proxy and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
How do you vote if you participate in our Direct Stock Purchase and Dividend Reinvestment Plan? Shareowners participating in the Wells Fargo Shareowner Service Plus Plan that allows for direct stock purchases and dividend reinvestment are record owners, and Wells Fargo will vote the shares that it holds for the participant’s account only in accordance with the proxy returned by the participant to Wells Fargo, or in accordance with instructions given pursuant to our telephone or Internet voting procedures.
How do you vote shares held in the Rockwell Collins Savings Plan or the B/E Aerospace, Inc. Savings Plan? If you are a participant in either of these plans, the portion of the voting card providing directions to the trustee will serve as the voting instruction card to the trustee for all shares of our common stock that you own through the plan.
Will your vote be confidential? It is our policy to keep confidential the proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

2017 Proxy Statement | 63

Is an independent inspector of election used to verify the votes? We appoint company personnel as inspectors of election to verify the votes cast for the proposals at the Annual Meeting. Our transfer agent is instrumental in supporting the inspectors of election.
What are your voting choices and what is the required vote? By giving us your proxy, you authorize our senior management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.
Proposal 1: Election of Directors. For the election of nominees for director, you may:

•	vote “for” the election of all of the nominees for director named in this proxy statement

•	“withhold” authority to vote for all of the nominees or

•	“withhold” authority to vote for any individual nominee by writing that nominee’s number in the space provided
If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors, unless otherwise determined in accordance with the majority voting policy described under the heading “Voting for Directors.” Shareowners may not vote for more than three nominees.
Proposal 2: Advisory Vote on Executive Compensation. For this proposal, you may:

•	vote “for” the proposal

•	vote “against” the proposal or

•	“abstain” from voting on the proposal
Proposal 3: Approval of Selection of Independent Registered Public Accounting Firm. For this proposal, you may:

•	vote “for” the proposal

•	vote “against” the proposal or

•	“abstain” from voting on the proposal
If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on proposals 2 and 3 will be required to approve proposals 2 and 3 respectively. Because of this, a vote to abstain from voting on these proposals will have the effect of a vote against such matters. The votes on proposal 2 are non-binding on the Corporation.
What does it mean if you receive more than one proxy card or Notice? If you receive more than one proxy card or Notice, it likely means you have multiple accounts with brokers, our savings plans and/or our transfer agent. Vote all of these shares by responding to each item you receive.
Where can you find the voting results of the Annual Meeting? We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K to be filed with the SEC shortly after the Annual Meeting.

64 | 2017 Proxy Statement

If you plan to attend the Annual Meeting of Shareowners to be held in Cedar Rapids, Iowa on February 1, 2018, be sure to:
• mark the appropriate box on the proxy card and mail the card using the enclosed envelope; or
• indicate your desire to attend the meeting through our telephone or Internet voting procedures; or
• call the Corporation’s Shareowner Relations line at (319) 295-4045.
If you indicate “Yes” you plan to attend, then either (1) you will receive a legal proxy from your broker or nominee (which legal proxy you should bring to the Annual Meeting) or (2) your name will be on the admittance list at the Annual Meeting Registration Desk if you are a holder of record.

Shareowner Services P.O. Box 64945, St. Paul, MN 55164-0945
COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ITEMS (1), (2) and (3)
BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

PROPOSAL 1: ELECTION OF THREE DIRECTORS:
For the election of three directors to serve as Class II directors:	01 A. J. Carbone	03 C.L. Shavers		‑	Vote FOR all nominees (except as marked)		‑	Vote WITHHELD from all nominees
02 R.K. Ortberg

- Please fold here - Do not separate -

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION:
	For a non-binding resolution to approve the compensation of named executive officers.		‑ For		‑ Against	‑ Abstain
PROPOSAL 3: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
	For the selection of Deloitte & Touche LLP for fiscal year 2018.		‑ For		‑ Against	‑ Abstain

	Check the box if you plan to attend the meeting [ ]		Date		____________________________________

If you indicated you plan to attend, your name will be on the admittance list for the Annual Meeting.

Address change? Mark box, sign, and indicate changes below: [ ]
Signature(s) in Box

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ROCKWELL COLLINS, INC.

ANNUAL MEETING OF SHAREOWNERS
THURSDAY, FEBRUARY 1, 2018
11:00 A.M. (CST)

The meeting will be held at:

THE CEDAR RAPIDS MARRIOTT
1200 COLLINS ROAD NE
CEDAR RAPIDS, IA 52402

YOUR VOTE IS IMPORTANT!
You can vote by Internet, telephone or mail.
See the instructions on the other side of this proxy card.

Notice of Internet Availability of Proxy Materials: You can access and review the Annual Report, Proxy Statement and Form 10-K on the Internet by going to the following Rockwell Collins’ website: www.rockwellcollins.com/annualmeeting

Notice of Electronic Delivery of Proxy Materials: You are encouraged to request to receive your future proxy materials by e-mail delivery. Go to www.investorelections.com/col and follow the instructions.

PROXY
ROCKWELL COLLINS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick E. Allen and Robert J. Perna jointly and severally, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa on February 1, 2018, or any postponement(s) or adjournment(s) thereof. Such proxies are directed to vote as specified or, if no specification is made, FOR proposal (1) the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2021; FOR proposal (2) to approve an advisory vote on executive compensation; and FOR proposal (3) the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The proxies are authorized to vote in accordance with their discretion on such other matters as may properly come before the meeting.

This card also constitutes your voting instructions for shares allocated to your account in the Rockwell Collins Retirement Savings Plan and shares allocated to your account in the B/E Aerospace, Inc. Savings Plan, and the undersigned hereby authorizes the respective plan trustee to vote the undersigned’s shares held in their accounts. The trustee is authorized under certain circumstances and in its discretion to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Any voting directions that are provided without specifying a particular vote will be voted FOR proposals (1), (2) and (3). If a participant does not provide timely voting directions, the shares allocated to the participant’s account in the Rockwell Collins Retirement Savings Plan or the B/E Aerospace, Inc. Savings Plan will be voted by the trustee in the same proportion to shares held in the applicable plan for which directions were timely received. To vote in accordance with the Board of Directors’ recommendations on proposals (1), (2) and (3), just sign and date the other side; no boxes need to be checked.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/col	1-866-883-3382
Use the Internet to vote your proxy until January 31, 2018 at 11:59 p.m. (CST) for registered holders and until January 29, 2018 at 11:59 p.m. (CST) for participants in the Rockwell Collins Retirement Savings Plan and the B/E Aerospace, Inc. Savings Plan.

Use a touch-tone telephone to vote your proxy until January 31, 2018 at 11:59 p.m. (CST) for registered holders and until January 29, 2018 at 11:59 p.m. (CST) for participants in the Rockwell Collins Retirement Savings Plan and the B/E Aerospace, Inc. Savings Plan.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided so that it is received no later than 6:00 a.m. (CST) on
February 1, 2018 for registered holders and 6:00 a.m. (CST) on January 30, 2018 for participants in the Rockwell Collins Retirement Savings Plan and the B/E Aerospace, Inc. Savings Plan.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.